Exhibit 3.55

GLADIOLI ENTERPRISES SDN BHD

BUKIT LINTANG ENTERPRISES SDN BHD

CARINO SDN BHD

PRIORITY TRADING SDN BHD

BUROI MINING SDN BHD

GUNONG WANG MINING SDN BHD

BUKIT YOUNG GOLDMINE SDN BHD

BAU MINING LIMITED

OLYMPUS PACIFIC MINERALS NZ LIMITED

LING LEE SOON

JOHN BIN JAIS @ JAE

and

NORTH BORNEO GOLD SDN BHD

______________________________________________________________________________________________

AMENDED AND RESTATED EXPLORATION AND SHAREHOLDERS’ AGREEMENT RELATING TO THE BAU PROJECT
______________________________________________________________________________________________

Claymore Partners Limited
Barristers & Solicitors
Level 2, Claymore House
63 Fort Street
Auckland
Ph:  (9) 379 3163
Fax:  (9) 379 3164
Email: general@claymore.co.nz

       JDR-101944-12-154-V9

32.	Parties to Co-Operate	33
33.	Costs	33
34.	Final Cessation of Operations	33
35.	Notices	34
36.	Assignment	34
37.	Pre-Emptive Rights	35
38.	Sale/Transfer of Shares	35
39.	Deed of Assumption	36
40.	Gladioli Quarry Areas	36
41.	Default	38
42.	Counterparts	37
43.	Partial Validity	38
44.	Specific Performance	38
45.	Other Business Opportunities	38
46.	Entire Agreement	38
47.	Termination	38

THIS DEED is dated	29	October	2010

PARTIES

1.
GLADIOLI ENTERPRISES SDN BHD, a company incorporated in Malaysia under Company No. 89270-K and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia ("Gladioli").

2.
BUKIT LINTANG ENTERPRISES SDN BHD, a company incorporated in Malaysia under Company No. 91725-H and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Bukit Lintang”).

3.
CARINO SDN BHD, a company incorporated in Malaysia under Company No. 100173-V and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Carino”).

4.
PRIORITY TRADING SDN BHD, a company incorporated in Malaysia under Company No. 89740-K and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Priority Trading”).

5.
BUROI MINING SDN BHD, a company incorporated in Malaysia under Company No. 35548-U and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Buroi Mining”).

6.
GUNONG WANG MINING SDN BHD, a company incorporated in Malaysia under Company No. 72530-H and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Gunong Wang”).

7.
BUKIT YOUNG GOLDMINE SDN BHD, a company incorporated in Malaysia under Company No. 41863-X and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“Bukit Young”).

8.
BAU MINING LIMITED, a company incorporated in Samoa under Company No. 28544 and having its registered office at Intetrust Limited, Level 1, Central Bank of Samoa Building, Beach Road, Apia, Samoa (“BML”).

9.
OLYMPUS PACIFIC MINERALS NZ LIMITED (formally Zedex Minerals Limited), a company incorporated in New Zealand under Company No 2338614 and having its registered office at Level 11, 57 Fort Street, Auckland, New Zealand (“Olympus”).

10.	LING LEE SOON (Malaysian Identity Card No. 450126-13-5081) of No. 36, Jalan Mutiara Seputeh 1, Mutiara Seputeh, 58000 Kuala Lumpur, Malaysia ("Mr Ling").

11.	JOHN BIN JAIS @ JAE (Malaysian Identity Card No. 410502-13-5151) of 2G, Lane 4, Drive 22, Jalan Chong Jin Bock, Sibu, Sarawak, Malaysia ("Mr Jae").

12.
NORTH BORNEO GOLD SDN BHD (formally Natural Kalimantan Gold Sdn Bhd), a company incorporated in Malaysia under Company No. 666174-A and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“NBG”).

BACKGROUND

A.	NBG has been incorporated in Malaysia under the Companies Act, 1965 with an authorised capital of RM500,000.

B.	The parties and Zedex Mineral Limited are parties to an exploration and shareholders’ agreement dated 3 November 2006 (“the Principal Agreement”) which provides for:

(i)	The respective rights and obligations of the parties as regards the operation and management of NBG;

(ii)	The rights of NBG, BML and Olympus (then Zedex Minerals Limited) as regards certain mining tenements registered in the name of the Gladioli Companies; and

(iii)	The assignment by the Gladioli Companies of their equitable and economic interests in the Bau Project to NBG.

C.
Olympus and Zedex Minerals Limited amalgamated under Part XIII of the New Zealand Companies Act 1993 on 13 January 2010 and by virtue of such amalgamation Olympus has succeeded to all the property, rights, powers, privileges, liabilities, and obligations of Zedex Minerals Limited (including, without limitation, the rights and obligations of Zedex Minerals Limited under the Principal Agreement).

D.
Pursuant to an Agreement for Sale and Purchase of Shares dated on or about 1 October 2010 (“Share Sale Agreement”), Gladioli (as vendor) agreed to sell, and Olympus (as purchaser) agreed to acquire, all of the Class B preference shares in NBG held by Gladioli and 108,750 of the Class A ordinary shares in NBG held by Gladioli (being 96.67% of Gladioli’s holding of Class A ordinary shares in NBG) by way of four separate tranches.  The first tranche of the Share Sale Agreement settled on 1 October 2010.

E.
The parties have agreed to enter into this Deed to amend and restate the terms of the Principal Agreement to accommodate the sale and purchase of the shares in NBG pursuant to the Share Sale Agreement.

OPERATIVE PART

1.	Definitions

1.1	Definitions: For the purposes of this Deed and unless the context otherwise requires, the following expressions shall have the meanings respectively assigned to them:

“Act” or “Ordinance” shall mean The Mining Ordinance, 1949 (Chapter 83), The Mining (Amended) Ordinance, 1965 (Chapter 83), The Mining Rules made under Section 99 of the Mining (Amended) Ordinance, 1965 (Chapter 83) and the Minerals Ordinance, 2004 as may be in force from time to time together with all rules and regulations for the time being in force;

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party.  For the purpose of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Bau Project” means the Tenements together with all geo scientific and other information and other assets relating thereto, including the Specified Assets;

“Bukit Young Plant” means the ore processing plant located at Bau, Sarawak, which is presently owned by Bukit Young Goldmine Sdn Bhd;

“Bumiputera” means:

(a)	For Peninsula Malaysia, a Malay individual or aborigine as defined in Article 160(2) of the Federal Constitution;

(b)	For Sabah, a native as defined in Article 161(A)(6)(b) of the Federal Constitution; and

(c)	For Sarawak, a native as defined in Article 161A(6)(a) of the Federal Constitution.

“Commercial Production Date” shall mean the date on which the rate of mining and milling of ore exceeds 25 percent of maximum budgeted continuous throughput;

“Company” means either NBG or the Milling Company, as the case may be;

“Condition Subsequent” has the meaning given to it in the Share Sale Agreement;

“Conditional Date” has the meaning given to it in the Share Sale Agreement;

“Deed” means this amended and restated exploration and shareholders’ agreement as the same may be amended from time to time in accordance with its terms;

“Default Event” means, in relation to a party, the happening of any of the following events:

(a)
The party commits a material or substantial breach of any provision of this Deed and such breach is either incapable of being remedied or if it can be remedied it remains unremedied for a period of 30 days after notice requiring such breach to be remedied is given by another party;

(b)
Without in any way limiting (a) above, the party deals or purports to deal with any share in NBG or the Milling Company otherwise than in accordance with clauses 37 and 38 of this Deed or the provisions of the articles of association of the relevant company;

(c)	Without in any way limiting (a) above, a Gladioli Company fails to execute and enter into the Ore Sale and Purchase Agreement and/or the Development and Mining Agreement as required by Clause 16.5(h);

(d)	Without in any way limiting (a) above, a Gladioli Company fails to comply with its obligations under Clause 16.4;

(e)	An Insolvency Event occurs in relation to that party,

and a Default Event in relation to any Gladioli Company shall be deemed a Default Event by Gladioli.

“Defaulting Shareholder” means, in relation to a Default Event, the shareholder in relation to which the Default Event has occurred;

“Development Decision” means the approval by BML, Olympus and the majority vote of the board of NBG, to proceed with a Project based on a Final Feasibility Study;

“Development and Mining Agreement” means the agreement attached as Schedule H or such other form of agreement as BML and Olympus may require;

“Development Expenditure” shall mean the total of all costs and expenses properly incurred by or on behalf of NBG and the Milling Company in connection with a Project and without limiting the generality of the foregoing shall include:

(a)
All wages and salaries of personnel engaged in work in respect of a Project (whether such personnel are employed by or seconded to NBG or the Milling Company) for the periods for which they are so engaged plus an amount to cover superannuation, sick leave, holiday pay and other salaries and wages' overhead and accounting and administrative and other indirect costs in respect of such personnel for such period;

(b)	All costs associated with the design, construction and operation of each Mine and Mill;

(c)	The amount charged for depreciation of fixed assets, plant and equipment used in the course of the Project against the accounts of NBG or the Milling Company, in accordance with IFRS;

(d)	Costs of providing transport, maintaining material and equipment and personnel;

(e)	Travel, accommodation, subsistence and reasonable out-of-pocket expenses in respect of personnel;

(f)	Costs of all necessary insurances;

(g)	Interest on borrowings;

(h)	Fees payable to the Manager pursuant to Schedule B in connection with any Project;

(i)	Fees to be paid to accountants, solicitors, engineers, geologists, metallurgists and other professional and technical consultants in respect of services performed in connection with the Project;

(j)	Capital expenditure;

(k)	All other direct expenditure reasonably incurred in developing, amending and implementing each Project Programme; and

(l)	Such other costs, payments and expenses as the board of directors of NBG or the Milling Company may from time to time agree;

“Environmental Law” means any law concerning environmental matters which regulates or affects any of the Tenements, and includes, but is not limited to, laws concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for or development of any natural resource;

“Environmental Liability” means any obligation, expense, penalty or fine under Environmental Law, including (but not limited to) rehabilitation and rectification work of whatsoever nature or kind;

“Expenditure” means Exploration Expenditure and Development Expenditure;

“Exploration” shall mean all activities conducted towards the discovering, location and delineation of commercial ore bodies within the Exploration Area and shall, without limitation, include the carrying out of Final Feasibility Studies and other feasibility studies and any other work necessitated by or reasonably associated with such activities or calculated to lead to a decision to develop a Project;

“Exploration Area” shall mean the area which is the subject of the Tenements from time to time;

“Exploration Expenditure” shall mean the total of all costs and expenses properly incurred by or on behalf of NBG on or in connection with Exploration and without limiting the generality of the foregoing, shall include:

(a)	All rentals and other payments to the Federal or any statutory or local government authority in respect of the Tenements;

(b)
The wages and salaries of personnel engaged in work in respect of the Exploration Area (whether such personnel are employed by or seconded to NBG) for the periods for which they are so engaged plus an amount to cover superannuation, sick leave, holiday pay and other salaries and wages' overhead and accounting and administrative and other indirect costs in respect of such personnel for such period;

(c)
Costs of drilling, surveys, and other services performed by contractors employed in and about such work in respect of the Exploration Area and costs of (and costs in connection with) assaying, sampling, testing, and analysing for possible exploitation of minerals mined from the Exploration Area in the course of Exploration;

(d)	The amount charged for depreciation of NBG's fixed assets, plant and equipment used in the course of Exploration against the accounts of NBG, in accordance with IFRS;

(e)	Costs of providing transport, maintaining material and equipment and personnel;

(f)	Travel, accommodation, subsistence and reasonable out-of-pocket expenses in respect of personnel;

(g)	Costs of all necessary insurances;

(h)	Interest on borrowings (including dividends on the preference shares);

(i)	Fees payable to the Manager pursuant to Schedule B in connection with Exploration;

(j)
Fees to be paid to accountants, solicitors, engineers, geologists, metallurgists and other professional and technical consultants in respect of services performed in connection with the Exploration Area and the Tenements;

(k)	Capital expenditure;

(l)	For the avoidance of doubt, all costs referred to in clauses 5.1 and 12.6;

(m)	All other direct expenditure reasonably incurred in developing, amending and implementing each Exploration Programme; and

(n)	Such other costs, payments and expenses as the board of directors of NBG may from time to time determine;

“Exploration Programme” shall mean any exploration programme and budget approved by the board of directors of NBG in respect of Exploration in accordance with the provisions of Clause 12.1(a), as revised from time to time;

“FIC” means the Foreign Investment Committee of the Economic Planning Unit of the Malaysian Prime Minister’s Department;

“Final Feasibility Study” shall mean the report which is the result of one or more comprehensive studies carried out by or on behalf of NBG and/or by a firm or corporation of good reputation with considerable experience in the preparation of such studies commissioned by or on behalf of NBG, the said study or studies to include an examination of the technical, economic and financial aspects of (a) developing and operating a Mine on any part of the Exploration Area; (b) the construction and operation of a Mill for the processing of ore produced from such Mine and (c) the sale of the processed product. The report must be of a standard sufficient to enable an informed decision to be made by the board of directors of NBG whether to proceed with the development of a Project and must be prepared in accordance with prevailing accepted mining industry standards and in a format which is capable of being used for the purpose of securing financing for a Project;

“Final Settlement” means the date on which settlement of the sale and purchase of the Tranche Four Shares under the Share Sale Agreement takes place;

“Gladioli Companies” means Gladioli, Bukit Lintang, Carino, Priority Trading, Buroi Mining, Gunong Wang and Bukit Young and “Gladioli Company” means any one of them;

“Gladioli Shareholders” means Mr Ling and Mr Jae and “Gladioli Shareholder” means any one of them;

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board and, to the extent that no International Financial Reporting Standard has been issued in relation to a particular matter in issue, means internationally generally accepted accounting practice;

“Information” means all geological, geophysical, geotechnical, metallurgical and other information, data, maps, reports, studies, feasibility studies, samples, core and assay results, relating in whole or in part to the Tenements and all information and data relating to a Project;

“Insolvency Event” means, in relation to a party, the happening of any of the following events:

(a)	A court order is made that the party be wound up, or a party is declared bankrupt;

(b)	A court order is made appointing a liquidator, or provisional liquidator in respect of the party, or one of them is appointed, whether or not under an order;

(c)	A receiver, receiver and manager, or official or statutory manager is appointed in respect of the party or the assets or undertaking of the party or any part thereof;

(d)
The party enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(e)	An application for an order under Section 176(1) and/or (10) of the Companies Act, 1965 is made in relation to such party;

(f)	The party resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so;

(g)	The party is, or states that it is, unable to pay its debts as and when they become due and payable; and

(h)	Anything having a substantially similar effect to any of the events specified above happens under any law of any applicable jurisdiction;

“Interest Rate” means LIBOR plus 250 basis points per annum;

“LIBOR” means the London Inter-Bank Offered Rate for United States dollar denominated borrowings for 6 month terms;

“Licence Applications” means the EPL, GPL, mining lease and other the tenement applications listed in Schedule D;

“Manager” means the person appointed to manage the operations of NBG and/or the Milling Company pursuant to Schedule B, and any replacement manager appointed by the board of directors of NBG and/or the Milling Company from time to time;

“Mill” means a gold processing plant constructed and operated by or on behalf of NBG or the Milling Company within the Exploration Area for the processing of ore derived from a Mine so as to produce gold dore and other minerals and includes all earthworks, plant, infrastructure, accommodation, messing, offices, laboratories, and ancillary facilities and structures necessary therefore;

“Milling Company” means a company to be incorporated in Malaysia for the purposes of purchasing ore from NBG or the Gladioli Companies (as the case may be) and operating the Mill, the shares in which are to be held by BML, Olympus, and Gladioli as hereinafter provided pro rata to their then respective shareholdings in NBG;

“Mine” means a mine for gold and/or other minerals within the Exploration Area developed, equipped and operated by or on behalf of NBG and includes all earthworks, plant, infrastructure, accommodation, messing, offices and ancillary facilities and structures necessary therefore;

“Non-Defaulting Shareholder” means, in relation to a Default Event, the shareholder(s) which is not the Defaulting Shareholder;

“Ore Sale and Purchase Agreement” means the agreement attached as Schedule I or such other form of agreement as BML and Olympus may require;

“Original Completion Date” means 3 November 2006;

“Partial Withdrawal” means the voluntary withdrawal of BML and Olympus from the Relevant Area and the surrender by NBG of all its rights under this Deed with respect to the Relevant Area and the surrender by BML and Olympus or the assignment by BML and Olympus to Gladioli (whichever Gladioli directs) of all its rights, interest, title and benefits in and to this Deed with respect to the Relevant Area, for an aggregate consideration of RM10.00.  It includes the removal by NBG of all caveats lodged by NBG on the Tenements granted over the Relevant Area (and BML and Olympus shall agree to and shall procure such removal), the transfer of the relevant Tenements to Gladioli (to the extent that such Tenements are in the name of NBG), the relinquishment of the Powers of Attorney (but only to the extent that the same confers rights on NBG with respect to the relevant Tenement(s)), the discharge by NBG of all security interests on such Tenements lodged pursuant to Clause 7.1(b) (and BML and Olympus shall agree to and shall procure such discharge), and the doing by BML and Olympus of all acts and things as may be reasonably required by Gladioli to ensure that neither BML, Olympus nor NBG has any further rights, interest, title in or any benefit under this Deed in respect of the Relevant Area or any gold, gold ore, ore or other products of or proceeds from Exploration of the Relevant Area.  Thereafter:

(a)
BML, Olympus and NBG shall have no further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Relevant Area, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and BML and Olympus shall be deemed to have released and forever discharged the other parties from any and all future claims, demands, actions or causes of action of any kind or nature arising out of all Expenditure (insofar as such expenditure is directly referable to the Relevant Area) and any other claim in exchange for payment of the said RM10.00 to BML and Olympus;

(b)
None of the Gladioli Companies nor the Gladioli Shareholders shall have any further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Relevant Area, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and each shall be deemed to have released and forever discharged BML, Olympus and NBG from any and all future claims, demands, actions or causes of action of any kind or nature arising out of the Relevant Area, all Expenditure (insofar as such expenditure is directly referable to the Relevant Area) and any other claim relating to the Relevant Area;

(c)
Gladioli shall be entitled to the benefit of all Information relating solely to the Relevant Area which has been derived, developed, prepared or carried out by NBG during the course of Exploration including any Final Feasibility Study in respect of the Relevant Area; and

(d)
BML and Olympus shall write off and shall have no claim against Gladioli for any sums loaned to Gladioli which are used for the purpose of financing Gladioli's subscription for preference shares in NBG under Clause 13 insofar as such sums are directly connected to Exploration Expenditure in respect of the Relevant Area;

“Powers of Attorney” means the irrevocable registrable Powers of Attorney in the form attached as Schedule J granted or to be granted by each of the Gladioli Companies to NBG in respect of the Tenements, pursuant to which NBG will be granted the sole and exclusive power to explore, develop, and mine the Tenements and exercise all rights of the Gladioli Companies with respect to the Tenements and “Power of Attorney” means any one of them;

“Preference Share Rate” means 1.8 x the Interest Rate;

“Project” means the development, equipping and operation of a Mine or Mines and/or the construction and operation of a Mill and/or the sale of milled product;

“Project Area” means the land occupied by the Mine or Mines and the Mill;

“Project Programme” shall mean the programme and budget approved by the board of directors of NBG and/or the Milling Company (as relevant) in respect of a Project, as revised from time to time;

“Related Company” has the meaning given to it in section 6 of the Companies Act 1965;

“Relevant Area” means the area of a Partial Withdrawal, being the area covered by all or part of one or more Tenements as specified in a notice of Partial Withdrawal given by BML and Olympus to Gladioli;

“RM” or “Ringgit” means the lawful currency of Malaysia;

“Specified Assets” means the office buildings located in the area covered by ML102, the Bukit Young Plant and the other process plant facilities and tailing dam located in the areas covered by ML109 and 122, the previous site offices (in the Exploration Area and Tenements) used by Menzies Gold Limited and all other buildings and assets on the Exploration Area, all freehold land owned by a Gladioli Company in respect of the Bau Project and all other rights and interests of the Gladioli Companies in land the subject of the Tenements;

“Shareholders” means Gladioli, BML and Olympus while they are and remain shareholders of NBG or the Milling Company (as the case may be), and any other person who may in accordance with the provisions of this Deed become the registered holder of any shares in either NBG or the Milling Company and “Shareholder” means any one of them;

“Tenements” means:

(a)	Those mining tenements (including mining leases and mining certificates listed in Schedule A), including any renewal or replacement thereof;

(b)
The Licence Applications listed in Schedule D (including the areas the subject of such applications) and all tenements issued pursuant to the Licence Applications, including any renewal or replacement thereof;

(c)
Any other mining tenement or mining tenements which may be granted in lieu of or relate to the same ground as the mining tenements and licence applications referred to in paragraphs (a) and (b), including any renewal or replacement thereof;

(d)	Any other mining tenement or mining tenements held by or which may during the term of this Agreement be granted to:

(i)	NBG; and / or

(ii)	A Gladioli company; and/ or

(iii)	A “related corporation” of any Gladioli Company within the meaning of section 6 of the Malaysian Companies Act 1965; and / or

(iv)	One or more of the shareholders of a Gladioli Company or an entity controlled directly or indirectly by any one or more of them,

In each case over ground abutting (or in the area of) the mining tenements referred to in paragraphs (a), (b), and (c) above, including any renewal or replacement thereof,

and includes all rights associated with the mining tenements and licence applications referred to in paragraphs (a) to (d) above, all survey and technical information relating to such mining tenements and licence applications and adjacent areas and other privileges appurtenant to such tenements, applications, and mining benefits; and

“Tranche Three Shares” has the meaning given to it in the Share Sale Agreement;

“Tranche Four Shares” has the meaning given to it in the Share Sale Agreement;

“Withdrawal” means the voluntary total withdrawal of BML and Olympus from this Deed and the surrender by NBG of all its rights under this Deed in relation to the Tenements and the surrender by BML and Olympus or the assignment by BML and Olympus to Gladioli (whichever Gladioli directs) of all its rights, interest, title and benefits in and to this Deed (except as noted in paragraph (e) below), for an aggregate consideration of RM10.00. It includes the removal by NBG of all caveats lodged by NBG on the Tenements (and BML and Olympus shall agree to and shall procure such removal), the transfer of the Tenements in the name of NBG to Gladioli, the relinquishment of the Powers of Attorney, the discharge by NBG of all security interests on the Tenements lodged pursuant to Clause 7.1(b) (and BML and Olympus shall agree to and shall procure such discharge), and the doing by BML and Olympus of all acts and things as may be reasonably required by Gladioli to ensure that neither BML, Olympus nor NBG has any further rights, interest, title in or any benefit under this Deed (except as noted in paragraph (e) below), the Tenements, any Final Feasibility Study in respect of the Tenements, or any gold, gold dore, ore or other products of or proceeds from Exploration. Thereafter:

(a)
BML, Olympus and NBG shall have no further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Tenements, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and BML and Olympus shall be deemed to have released and forever discharged the other parties from any and all future claims, demands, actions or causes of action of any kind or nature arising out of all Expenditure (insofar as such expenditure is referable to the Tenements) and any other claim in exchange for payment of the said RM10.00 to BML and Olympus;

(b)
None of the Gladioli Companies nor the Gladioli Shareholders shall have any further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Tenements, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and each shall be deemed to have released and forever discharged BML, Olympus and NBG from any and all future claims, demands, actions or causes of action of any kind or nature arising out of this Deed, all Expenditure (insofar as such expenditure is referable to the Tenements) and any other claim;

(c)
Gladioli shall be entitled to the benefit of all Information relating to the Tenements which has been derived, developed, prepared or carried out by NBG during the course of Exploration (including any Final Feasibility Study in respect of the Tenements) or in undertaking a Project;

(d)
BML and Olympus shall write off and shall have no claim against Gladioli for any sums loaned to Gladioli which are used for the purpose of financing Gladioli's subscription for preference shares in NBG under Clause 13; and

(e)	This Agreement shall terminate, provided that clauses 3.3, 3.9, 4.3, 21.4, 28, paragraph 9 of Schedule B and all other provisions which are intended to survive termination of this Deed shall remain in force notwithstanding such termination.

2.	Interpretation

2.1
Words importing the singular shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Deed have been inserted for convenience only and shall not affect the interpretation thereof.

2.2
All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity from the relevant statute or Section.

2.3	Words importing any gender include the other genders.

2.4
No waiver of any provision of this Deed nor consent to any departure therefrom, by any of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default or delay on the part of any of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

2.5
Where, by virtue of the provisions of this Deed, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

2.6
This Deed shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

2.7	All Schedules and Annexures to this Deed shall be taken read and construed as an essential part of this Deed.

2.8	References to Clauses and Schedules are to be construed as references to Clauses of and Schedules to this Deed.

2.9	Any covenant not to do anything also constitutes an obligation not to suffer, permit, or cause that thing to be done.

2.10
Unless otherwise stated in this Deed, where two or more persons or parties are included or comprised in any expression, agreement, covenant, term, stipulation or undertaking expressed to be made to such persons, such expression, agreement, covenant, term, stipulation or undertaking shall be enforceable by such persons or parties jointly and severally and any expression, agreement, covenant, term, stipulation or undertaking expressed to be made by or on the part of such persons or parties shall be deemed to be made by and be binding upon such persons or parties severally.

2.11	Any reference in this Deed to an instrument shall be construed so as to include any other instrument amending or substituting such instrument or supplemental to such instrument.

3.	Warranties And Governmental Approval

3.1
Each of the Gladioli Companies and the Gladioli Shareholders (in each case jointly and severally) warrants to and for the benefit of each of BML, Olympus and NBG and, from its incorporation, the Milling Company, that:

(a)
Subject to clause 40, no person or entity (other than BML, Olympus and NBG) has been granted any right or interest (conditional or otherwise) over or in respect of the Bau Project or the Tenements and all rights and interest in the Bau Project and the Tenements are vested solely and absolutely in the Gladioli Companies;

(b)
The issued share capital of each of NBG and the Gladioli Companies is as set out in Schedule E and there are no options, warrants or other rights granted over the issued or unissued share capital of any of those companies except as disclosed in Schedule E;

(c)
Legal and beneficial ownership of the shares in the Gladioli Companies vests solely and absolutely in the Gladioli Shareholders and none of the Gladioli Shareholders holds any such shares on trust for any third person;

(d)
There is not presently pending against a Gladioli Company any action, suit, claim, dispute or other proceeding that may prevent the Gladioli Companies from completing their obligations as described in this Deed and no Gladioli Company has notice of any such proceeding now or in contemplation by any person;

(e)	No Gladioli Company is under an obligation to third parties, contractual or otherwise, which would inhibit or prevent it from performing any or all of its obligations under this Deed;

(f)	No receiver or other administrator has been appointed over the whole or any part of the assets or undertakings of a Gladioli Company and no such appointment has been threatened or is envisaged;

(g)
No Gladioli Company is in bankruptcy or official management and no order, petition, application, meeting or resolution has been made, presented, brought, called or passed for the purpose of bankrupting or winding up a Gladioli Company or placing any of them in official management;

(h)	No Gladioli Company is insolvent or otherwise unable to pay its debts, and there is no unfulfilled or unsatisfied judgment or court order outstanding against any Gladioli Company;

(i)
Except for inter-company debts and a debt of RM1,800,000 owed to Mr Ling, there is no debt or other obligation owed by a Gladioli Company to any third party (including any shareholder, officer or employee), which has the potential materially to reduce its value;

(j)
There has been no contravention of any law in consequence of which an unfavourable judgment, decision, ruling or order might materially or adversely affect the Bau Project or its assets, including the Tenements and each of the Tenements is in good standing;

(k)
The Licence Applications are being processed by the relevant government departments and the EPLs, GPLs, mining leases, mining certificates, and other tenements the subject of the Licence Applications will be issued by the relevant authorities, subject to the prevailing laws and regulations of Malaysia from time to time;

(l)
The terms of the EPLs, GPLs, mining leases, mining certificates, and other tenements the subject of the Licence Applications will be no less favourable (on a best endeavours basis) to the licence holder than the terms of the Tenements listed in Schedule A;

(m)
It has done and will continue to do all things necessary to obtain the issue of EPLs, GPLs, mining leases, mining certificates, and other tenements the subject of the Licence Applications and it will not do or permit or allow anything to be done which might delay or prevent any such issue;

(n)	Schedule D contains a complete and accurate summary of each Licence Application and the current status of each Licence Application;

(o)
All of the Tenements listed in Schedule A are current and in good standing and the relevant Gladioli Company has complied with all of its obligations under such Tenements (including obligations under applicable laws and regulations). For avoidance of doubt, the Sarawak Government through its proper licensing authority, Department of Lands and Surveys has issued approvals of the renewals of the mining leases and mining certificates listed in parts (A), (B), and (C) of Schedule D under the new format and the relevant Gladioli Companies have complied with the terms and conditions of the mining leases renewed thereby permitting the Gladioli Companies to carry out mining operations within the areas as delineated in each of maps attached to each of the respective mining leases and mining certificates approved for renewals.  The Gladioli Companies shall indemnify BML, Olympus and NBG from and against any loss (including loss of profits and lost opportunities) or damage they suffer or incur on account of not being allowed by Sarawak Government to carry out mining operations within the areas of such mining leases and mining certificates approved under the renewals to the relevant Gladioli Companies provided always that such indemnity will not apply in respect of any loss or damage suffered or incurred as a result of BML, Olympus or NBG failing to comply with all relevant requirements of Mining Rule 1995 and all other relevant rules and regulations in respect of such mining leases;

(p)	Each of the tenements listed in Schedule A has been issued on the dates referred to in Schedule A;

(q)
The mining certificates listed in Parts (B) and (C) of Schedule D which were due to expire on or before 31 December 2008 either have been renewed or will be renewed subject to requirements of relinquishment of areas as required by prevailing laws and regulations;

(r)
The terms of the renewed mining certificates referred to in (q) above will be no less favourable (on a best endeavours basis) to the licence holder than the terms of the relevant expired mining certificates or mining leases;

(s)	It is not aware of any facts which may render any of the Tenements liable to forfeiture;

(t)
No governmental or regulatory body has threatened to revoke any Tenement and there are no governmental actions or proceedings, disputes, litigation, claims or causes of action in existence or likely to arise in relation to the Tenements;

(u)
Except to the extent that the same are legally transferred to NBG, the Gladioli Companies are and will remain for the term of this Deed the sole legal holder of the Tenements and the Specified Assets (in each case free and clear of any liens, demands, claims or encumbrances or other interests in favour of any person whatsoever);

(v)	NBG is and will remain the sole beneficial owner of the Bau Project free and clear of any liens, demands, claims or encumbrances or other interests in favour of any person whatsoever;

(w)	The information in this Deed (including in the background and in the appendices and schedules) is true and correct in all respects;

(x)
All information which has been given in writing by or on behalf of any Gladioli Company (whether by any director, agent, professional advisor or other person) to BML, Olympus or any director, shareholder, agent, professional advisor or other representative of BML or Olympus was, when given, and is, true, complete and accurate in all material respects. Provided always that due to the inherent nature of exploration and mining the interpretation of drilling results, calculations of measured reserves and metallurgical studies or recoveries done by third party consultants or other professional firms will always be subjective;

(y)
It is not aware of any material circumstances or facts which have not been disclosed in writing to BML or Olympus prior to the date of this Deed and which might reasonably be expected materially and adversely to affect the Tenements or their profitability, or which might otherwise be material to a purchaser of the Tenements or the purchaser of an interest in the Bau Project;

(z)	Without in any way limiting warranties (l), (x) and (y), neither the Gladioli Shareholders nor the Gladioli Companies are aware of any reason why:

(i)	Any Tenement might be subject to cancellation, revocation, or forfeiture; or

(ii)
Any Tenement might be subject to variation or amendment or imposition of any term or condition, in each case which might restrict or materially adversely affect the enjoyment of rights conferred by the relevant Tenement; or

(iii)	The tenements applied for in connection with each Licence Application will not be issued in a timely manner on terms acceptable to NBG (and Olympus and BML) in all respects.

(aa)	The Gladioli Companies have complied, in all respects, with all Environmental Laws and are not required to pay any monies in respect of any Environmental Liability relating to the Tenements;

(bb)
All covenants, obligations and conditions attaching or related to the Tenements have been disclosed to BML and Olympus and have been complied with or performed and the holder has the right to continued enjoyment of the Tenements;

(cc)
Save as expressly disclosed in the Tenements’ conditions or the Act or as hereinafter provided, there are no governmental or other consents necessary for BML or NBG or any other party to enter into and carry out its obligations under this Deed except for subsidiary applications under mining leases and mining certificates necessary for geologists and others in carrying out field works and for the necessary prior notice to be given to the District Office and to the nearest police stations in respect of the areas targeted for Exploration or for a Project; and

(dd)
Save for the various tenements listed in Schedules A and D, it does not have any direct or indirect legal, beneficial, or financial interest of any kind in any mining tenements (or applications for mining tenements) in any part of Sarawak, Malaysia.

3.2
Each of the warranties in clause 3.1 is given as at the date of this Deed and is deemed to be repeated through to and at Final Settlement with reference to the facts then existing and each of the warranties is to be construed independently of the others and is not limited by reference to any of the others.

3.3
The Gladioli Companies and the Gladioli Shareholders shall indemnify and keep each of BML and Olympus indemnified against all material loss, damage and costs suffered or incurred by BML by reason of the warranties or representations contained in clause 3.1 proving to be incorrect.

3.4
The Gladioli Companies and the Gladioli Shareholders will immediately disclose to BML and Olympus any matter or thing which arises or becomes known to any of them which is inconsistent with any of the warranties in clause 3.1 or which might render any of them misleading or incorrect.

3.5	The Gladioli Companies and the Gladioli Shareholders acknowledge that BML and Olympus have entered into this Deed in reliance on the warranties in clause 3.1.

3.6
Each of the Gladioli Shareholders jointly and severally warrant and undertake to BML and Olympus that they have not granted any rights or other interests in, or created any encumbrances over, their shares in the Gladioli Companies.

3.7	The Gladioli Shareholders and the Gladioli Companies jointly and severally covenant and agree with BML and Olympus that:

(a)
None of the Gladioli Companies will issue any further shares or securities for the term of this Deed without first obtaining the consent in writing of BML and Olympus, which consent shall not be unreasonably withheld;

(b)
None of the Gladioli Shareholders (where relevant (and except for any transmission of its shares as required by law)) shall transfer, create any trust in respect of or otherwise deal in any way with their shares or securities of a Gladioli Company without first obtaining the consent in writing of BML and Olympus, which consent shall not be unreasonably withheld; and

(c)
They will not do (or permit or allow to be done) anything whatsoever which will cause or result in NBG or, from its incorporation, the Milling Company, ceasing to meet the minimum Bumiputera shareholding requirements as prescribed by the FIC guidelines and any conditions attached to the FIC consent(s).

3.8
Each of the Gladioli Shareholders severally covenants and agrees with BML and Olympus that he will not at any time whilst this Deed remains in force exercise his voting rights in a Gladioli Company, whether as a shareholder therein or a director thereof so as to cause or permit that company to commit any breach of or fail to fulfill any obligation undertaken by it hereunder or under any agreement to which it is a party and which is contemplated hereby.  In addition, each Gladioli Shareholder covenants to procure that each Gladioli Company complies with its obligations under this Deed. Without limitation to the foregoing or anything else in this Deed, Mr Ling hereby unconditionally and irrevocably guarantees the due and punctual performance by the Gladioli Companies of their respective obligations under or in connection with this Deed.

3.9
Without limiting clause 3.3 above, the Gladioli Companies and the Gladioli Shareholders shall indemnify and keep BML, Olympus and NBG indemnified from and against all loss (including loss of profits and lost opportunities), damage and costs suffered or incurred by each of BML, Olympus, and NBG by reason of the Tenements listed in Schedule A not being current and in good standing and the Gladioli Companies not being able to rectify any defects in such Tenements within 12 months of BML or Olympus requesting that it do so.

3.10	Nothing in this Deed will exclude or effect any right or remedy available to BML, NBG, or Olympus in respect of fraud or non-disclosure by a Gladioli Company or a Gladioli Shareholder;

3.11	Nothing in this Deed limits, restricts, or affects in any way any:

(a)	Warranty, indemnity, or other right or benefit conferred on or given in favour of BML, Olympus, or NBG under the Principal Agreement; or

(b)	Warranty, indemnity, or other right or benefit conferred on or given in favour of Olympus under the Share Sale Agreement; or

(c)
Obligation, undertaking, covenant, warranty, representation, or commitment imposed on, or given by, any Gladioli Company or Gladioli Shareholder under the Principal Agreement or the Share Sale Agreement,

And all such warranties, indemnities, undertakings, obligations, and covenants shall remain in force and shall be enforceable by BML, NBG, and Olympus (as applicable) in accordance with their terms.

4.	Covenants in Respect of the Tenements

4.1
Each of the Gladioli Companies covenants in respect of the Tenement or Tenements held by it (including, for the avoidance of doubt, any Licence Applications made by it) in favour of BML, Olympus and NBG that at all times during the term of this Deed:

(a)
It shall provide all such assistance as may be reasonably required by NBG and the Manager to ensure that each of the Tenements shall at all times be maintained in good standing and in full force and effect;

(b)	It shall do everything necessary to comply with the terms of the Tenements and the Act and will not wilfully do or neglect to do any act which may prejudice the Tenements;

(c)
It shall procure that no mortgage, charge, or other encumbrance shall be granted over any of the Tenements or the Specified Assets other than (1) as granted by or on behalf of NBG pursuant to the Powers of Attorney or (2) where required by law, direction, regulation, or other official requirement of the Sarawak or the Federal Government;

(d)
It will not transfer, sell, assign or otherwise dispose of or attempt to transfer, sell, assign or otherwise dispose of all or any interest in the Tenements or the Specified Assets (including, for the avoidance of doubt, any interest in any land forming part of the Exploration Area) other than (1) with the prior written consent of NBG (which consent it may withhold in its absolute discretion), or (2) where required by law, direction, regulation or other official requirement of the Sarawak or the Federal Government. In the former case, it shall also procure that such assignee shall covenant by deed to be bound by this Deed as if named herein as a Gladioli Company;

(e)
It shall assist NBG and the Manager with the Licence Applications and the granting of tenements pursuant to the Licence Applications, and each Gladioli Company covenants that exploration, drilling and mining operations on the Tenements will not be affected by such renewal or application process;

(f)
It shall procure that all beneficial interest in the Tenements and the Specified Assets remains vested in NBG at all times and (except as expressly permitted pursuant to this Deed) the Gladioli Companies shall not do anything with or in relation to the Tenements and Specified Assets except with the prior written consent of NBG as beneficial owner of the same;

(g)
It shall, immediately following formal issue of a Tenement in its name and otherwise as and when requested by BML, execute a Power of Attorney in favour of NBG in respect of each Tenement held by it and shall deliver such original executed Power of Attorney to NBG for registration and shall execute such other documents and do all such other things as may be required to ensure that such Power of Attorney is registrable, valid and effective; and

(h)
It will not revoke, or purport or attempt to revoke, the Powers of Attorney, or challenge in any way the validity or enforceability of any Power of Attorney or any action taken by or on behalf of NBG pursuant to the authority granted to it under the Powers of Attorney.

4.2	Each Gladioli Company agrees that it shall, if the law so permits, allow a caveat to be lodged by NBG against its Tenements and title to land owned by it in the Exploration Area.

4.3
Each of the Gladioli Shareholders and the Gladioli Companies agrees to indemnify and keep indemnified each of BML, Olympus, NBG, (from its incorporation) the Milling Company, and their respective Affiliates from and against all liabilities (including Environmental Liabilities), losses, costs, expenses, claims, demands, and proceedings of whatsoever nature which they may suffer or incur as a result of or in connection with:

(a)	Any act, omission, matter, or event occurring prior to the Original Completion Date in connection with the Bau Project and/or the Tenements;

(b)	Any activities undertaken on or adjacent to the Exploration Area prior to the Original Completion Date (whether undertaken by a Gladioli Company, a Gladioli Shareholder, or a third party); and

(c)	Any asset, structure (including, without limitation, any tailings dam) or facility located on the Exploration Area as at the Original Completion Date.

5.	Payment of Back Rent

5.1
The parties acknowledge and agree that on the Original Completion Date, BML (on behalf of NBG) reimbursed Gladioli RM12,436 and paid RM 828,046 to the relevant authorities, being the amount of back rent specified in Schedule G.  Such funds shall be deemed to be a loan from BML to NBG bearing interest at the Preference Share Rate and shall be deemed Exploration Expenditure.  For the avoidance of doubt, this loan from

BML to NBG is for paying the back rents to the Sarawak Government specified aforesaid and BML is not a money lender nor in that line of business.

6.	Tenements

6.1	Each of the Gladioli Companies hereby irrevocably and unconditionally grants NBG the right to explore, develop, and mine the Tenements.

6.2
Each party hereby covenants in favour of the other parties that at all times it shall refrain from willfully doing any act or willfully failing to do any act which may endanger any of the Tenements or the Licence Applications or render any of the Tenements liable for non-renewal.

6.3
Each party shall assist the other parties in maintaining the Tenements in good standing and in seeking renewal thereof or replacement Tenements.  In addition to the foregoing, each party shall provide all assistance as may be required by NBG to ensure that tenements are issued pursuant to the Licence Applications on terms acceptable to NBG in all respects.

6.4
At the request of NBG, Gladioli shall, at its own cost, liaise with local and central governmental and regulatory bodies to progress all matters relating to the Tenements (including the Licence Applications) and all regulatory matters and issues affecting a Project or NBG.  In addition, Gladioli shall provide NBG, BML, Olympus and, from its incorporation, the Milling Company with all assistance and advice as they may reasonably request on matters of procedure and protocol in Malaysia.

6.5
If approved by majority decision of the board of NBG, NBG (or a Related Company nominated by NBG) may apply for and/or acquire mining tenement(s) in addition to the Tenements.  The Gladioli Companies and Gladioli Shareholders shall provide NBG (or such Related Company) with all such assistance and advice as it may reasonably require in connection with such application or acquisition.  Without limitation to anything else in this Deed, each Gladioli Company shall, if requested by NBG, BML, and / or Olympus, apply for any new mining tenements at its own costs (or renewals of existing mining tenements) in its own name and on such terms as are approved by NBG.  For the avoidance of doubt, each such licence renewal application and resulting tenement (the issue of which will necessarily be subject to the relevant approvals of the Sarawak government) shall be a Tenement for the purposes of this Deed.

6.6
Following the date of this Deed, unless otherwise agreed in writing by BML and Olympus, none of the Gladioli Shareholders, the Gladioli Companies, BML, or any Related Company or Affiliate of any of them (apart from NBG) shall make an application for or acquire a mining tenement in Sarawak.  Unless otherwise agreed in writing by Gladioli and BML, all new applications for mining tenements or acquisitions of mining tenements in Sarawak are to be made by NBG.  Each of the Gladioli Shareholders, the Gladioli Companies, and BML shall procure that their respective Related Companies and Affiliates comply with this clause.

6.7
The Gladioli Companies shall, as and when requested by NBG, Olympus, or BML, execute all documents and do all acts and things as may be required by Olympus, BML, and NBG, to ensure that the Tenements (or such of them as may be required by Olympus, BML, or NBG) are transferred into the name of NBG, provided that:

(a)	No Tenement shall be required to be transferred prior to the Conditional Date or prior to satisfaction of the Condition Subsequent, whichever is the earlier;

(b)
The relevant Gladioli Company shall be released from its obligations under clauses 3.1 and 4.1 of this Deed with respect to a Tenement from the point in time at which the Company is registered as the owner of such Tenement;

(c)
This clause, subject to Clauses 8, 21, and 40 of this Deed shall not be applicable to MC/1D/2/1987 currently under renewal pertaining to the small area near Pangga / Buso (Area A) adjacent to Gladioli’s surrounding quarrying licences and present operations although it shall be applicable to the MC area in Subang (Area B) under the same MC/1D/2/1987;

(d)
NBG shall obtain prior approvals in writing from the Sarawak Government for the transfers of the said Tenements of the Gladioli Companies to the name of NBG at its own cost while the Gladioli Companies and the Gladioli Shareholders shall endeavour best to render assistance to facilitate the said transfers;

(e)	Gladioli’s legal and equitable interests of 1.5% shall be retained in NBG; and

(f)
For the quarry operations Gladioli shall retain its continuous and uninterrupted access, storage, and usage of its Explosives Magazines contained in ML135 (Carino Sdn Bhd) and access to ML102 where the Gladioli Companies have to deal with the police and all relevant government departments.

6.8	The Gladioli Companies and the Gladioli Shareholders shall:

(a)
Procure that on or before the date for completion of the sale and purchase of the Tranche Four Shares under the Share Sale Agreement, ML 138 currently registered in the name of Buroi Mining Sdn Bhd is legally and irrevocably transferred to Gladioli or NBG (as applicable) either as a legal and validly issued and approved mining lease or as a mining certificate (with respect to the same area and conferring the same rights in all material respects as ML 138 (if validly issued)) pending issuance of a mining lease. From the time that ML 138 (or the relevant mining certificate) is legally and irrevocably transferred to Gladioli or NBG (as applicable), each of NBG, Olympus and BML shall release and discharge Buroi Mining from its obligations under this Deed (provided that such release shall be without prejudice to any rights of NBG, BML and Olympus with respect to any breach by Buroi Mining of any obligation under this Deed prior to the transfer of ML 138 (or the relevant mining certificate) to Gladioli or NBG, as applicable);

(b)
The Gladioli Companies and the Gladioli Shareholders shall indemnify each of Olympus, BML and NBG and hold them harmless from and against any and all losses, liabilities, costs and expenses suffered or incurred by Olympus, BML and NBG as a result of a failure on the part of the Gladioli Companies or the Gladioli Shareholders to comply with their obligations under this Deed (including, without limitation, a failure to transfer ML 138 (or the relevant mining certificate) to Gladioli or NBG in accordance with sub-clause (a) above).

Gladioli acknowledges and agrees that the transfer of ML 138 (or the relevant mining certificate) to Gladioli or NBG in accordance with sub-clause (a) above shall be a condition precedent to completion of the sale and purchase of the Tranche Four Shares under the Share Sale Agreement.

7.	Security For Project Loan

7.1	At the completion of a Final Feasibility Study, to facilitate NBG, Olympus, and BML obtaining the finance necessary for the Project:

(a)	The parties shall procure that NBG shall offer its assets (including any Tenements registered in its name) as security for a project loan to develop and operate the Project;

(b)
The Gladioli Companies shall, subject only to any restrictions contained in the Act and other government regulations, allow its Tenements which are the subject of a Project to be used as security to finance a Project and shall execute all documents and do all things required to perfect the security in favour of the financier(s).

7.2
Olympus warrants and undertakes that it will at all times provide all the necessary finance including furnishing of corporate guarantees for BML to fulfill all its funding obligations under this Deed. In addition, Olympus shall indemnify Gladioli and NBG for all losses and damages they suffer or incur as a result of any act, omission or default on the part of Olympus and/or BML where such acts, omissions or defaults of Olympus and/or BML are tantamount to gross negligence or willful misconduct.

8.	Non-Engagement In Other Business Activities

8.1
During the term of this Deed none of the Gladioli Companies shall engage in any business activities other than those the subject of this Deed except that such restriction shall not apply in relation to any area released under clause 21, the quarrying operations referred to in clause 40 or the existing coal mining operations currently undertaken by Buroi Mining.

9.	NBG

9.1	The parties agree that NBG shall:

(a)	Carry on the business of minerals exploration, mining and related activities in the State of Sarawak, Malaysia; and

(b)
Carry on any other trade, or business whatsoever which can, in the opinion of NBG, be advantageously or conveniently carried on by it by way of extension of or in connection with the business referred to in (a) above, or which is calculated directly or indirectly to develop any branch of its business or to increase the value of or turn to account any of its assets, property or rights.

9.2
Subject to the transfer of the Tranche Three Shares and the Tranche Four Shares under the Share Sale Agreement and the terms of this Deed regarding the transfer and issue of shares, following the completion of the sale and purchase of the second tranche of shares under the Share Sale Agreement, the issued ordinary voting shares in the capital of NBG shall be held as follows:

Gladioli                -      50,000 “Class A” ordinary shares of RM1.00 each

Olympus             -      62,500 “Class A” ordinary shares of RM1.00 each

BML                    -      137,500 “Class C” ordinary shares of RM1.00 each

Following completion of the sale and purchase of the Tranche Three Shares and the Tranche Four Shares under the Share Sale Agreement, but subject to the terms of this Deed regarding the transfer and issue of shares, the issued ordinary voting shares in NBG shall be held as follows:

Gladioli                   -      3,750 “Class A” ordinary shares of RM1.00 each

Olympus                -      108,750 “Class A” ordinary shares of RM1.00 each

BML                       -      137,500 “Class B” ordinary shares of RM1.00 each

9.3
Except for the matters provided in Schedule C and in Clause 14 the "Class A" ordinary shares and the "Class C" ordinary shares shall rank pari passu in all respects and the “Class B” and the “Class D” preference shares shall rank pari passu in all respects.

9.4	Any subsequent increase in the issued capital of NBG shall be governed by the provisions hereinafter contained.

9.5
If any conflict or inconsistency shall subsequently appear between the articles of association of a Company for the time being in force and the provisions hereof, the provisions of this Deed shall govern rather than the provisions of such articles and any such conflict or inconsistency shall be resolved by appropriate amendments of such articles, which each of the parties hereby covenants to procure.

9.6
NBG shall comply with all conditions that may be imposed on it by the regulatory authorities or legislation in Malaysia, including but not limited to the FIC, the Industrial Co-ordination Act, 1975 or equivalent bodies or legislation.

9.7	The management and operation of NBG and the rights of Shareholders shall be as attached as Schedules B and C.

10.	Share Sale Agreement

10.1	For the avoidance of doubt, each party shall comply with their obligations under the Share Sale Agreement and such obligations shall be in addition to those set out in this Agreement.

11.	Bumiputera and FIC

11.1	The Gladioli Companies and the Gladioli Shareholders covenant in favour of NBG, BML, and Olympus that:

(a)
They will continue to assist and co-operate with NBG, BML, and Olympus so as to ensure that NBG meets the minimum Bumiputera shareholding requirements as prescribed by the FIC guidelines and any conditions attached to any consent(s) granted to NBG by FIC;

(b)
As and when requested by NBG, Olympus or BML, they will assist Olympus, BML, and NBG in applying for and obtaining any additional FIC consent(s) required in connection with Olympus’ acquisition of shares in NBG pursuant to the Share Sale Agreement.

12.	Exploration

12.1	NBG will (and Gladioli, Olympus and BML shall procure that NBG will):

(a)
Within three months prior to 3 November each year for the term of this Deed, prepare an Exploration Programme for the following twelve months.  Each Exploration Programme must be in accordance with accepted mining industry standards and calculated to ensure orderly progress of the Exploration and shall be in accordance with all governmental requirements or directives;

(b)	Subject to NBG obtaining any necessary governmental approvals in respect of the work contemplated by the Exploration Programme, or any variation thereof, NBG shall conduct the Exploration Programme;

(c)
On request, provide Gladioli with reasonable access to all Information and all related and other information, papers and documents pertaining to Exploration and/or Exploration Expenditure during the preceding calendar month provided that complying with such requests do not consume unnecessary management time of NBG or BML.  Gladioli shall treat all such Information as strictly confidential in accordance with clause 28;

(d)
Notwithstanding anything else contained herein NBG shall ensure that all Exploration and other activities carried out under this Deed shall be conducted so as to ensure that the minimum expenditure requirements applicable to the Tenements are complied with unless and to the extent that appropriate exemptions, amendments or waivers of such requirements are granted or extensions of time to comply with such requirements are granted by the Sarawak Government;

(e)
On reasonable request, conduct a meeting either in NBG's office or Gladioli's office to brief Gladioli, Olympus and BML on the current status of the Exploration, including a summary of work done, new data obtained, sample assay results and the interpretation thereof. NBG is not obliged to conduct such meetings more regularly than once every year;

(f)	Permit Gladioli, Olympus and BML to take portions of samples, in such amounts and of such nature and in such manner as may be reasonably required; and

(g)
Allow any representative of Gladioli, Olympus or BML to enter the sample core house or any building(s) which store(s) the reverse circulation drilling chip samples or diamond drilling core samples, and to inspect those samples at any time during office hours, provided reasonable notice is given to NBG and such inspections do not take place more frequently than annually.

12.2
Subject to the Manager obtaining any necessary governmental approvals, the Manager may vary the Exploration Programme from time to time during a month in light of the progressive results of Exploration provided that such variation (together with any previous variations made to the Exploration Programme since it was last approved by the board of NBG) does not increase expenditure under the Exploration Programme by more than 10% from the expenditure outlined in the Exploration Programme as last approved by the board of NBG.  The Manager shall notify Gladioli, Olympus and BML in writing of any such variation.

12.3
Each Exploration Programme shall be subject to review by the board of NBG at least once during each period of three calendar months beginning on the date that such Exploration Programme is approved by the board of NBG.

12.4	Exploration Expenditure incurred by NBG shall be contributed by BML in the manner set out in Clause 13.

12.5
Notwithstanding anything hereinbefore or hereinafter provided, the Manager may exceed any approved budget by up to 10% in the event of an emergency, but as soon as practicable thereafter the Manager shall notify and justify its decision to the board of directors of NBG.

12.6
The amount spent by BML and Olympus on consultants’ reports, technical studies, sampling, and other such matters during its due diligence on the Bau Project shall be deemed to have been incurred on behalf of NBG and the amount shall be a debt outstanding from NBG to BML and Olympus (as the case may be) which shall bear interest in the manner provided in clause 5.

12.7
The provisions of clauses 12.1 to 12.5 shall remain in force until the time that the Tranche Three Shares are transferred to Olympus under the Share Sale Agreement.  From such time, NBG shall be able to undertake its affairs in such manner as the board of NBG may think fit and Gladioli shall only be entitled to receive such information as NBG may be required to provide to its shareholders under the Companies Act 1965 and other applicable laws.

13.	Funding of Exploration

13.1
For the purpose of this Deed, where the Exploration Programme indicates that funds are required for Exploration Expenditure during any calendar quarter then, to the extent that NBG does not have sufficient funds from prior subscriptions or from its mining operations, such Exploration Expenditure shall, unless otherwise determined by NBG, be funded by BML, Olympus and Gladioli by way of subscription for preference shares. Each of BML, Olympus, and Gladioli will arrange for NBG not later than the beginning of such calendar quarter to allot and issue such further shares in accordance with Clause 13.2 to provide the funds required for Exploration Expenditure during such quarter. Each of BML, Olympus and Gladioli shall sign all documents and do all things required in order to approve the allotment and issue of preference shares required to fund such Exploration Expenditure. If for any reason the relevant resolutions and approvals for the issue of any preference shares have not been signed or obtained within 30 days of the funds being requested by NBG, either BML and/or Olympus may in its sole discretion, lend NBG the subscription proceeds for the relevant preference share issue.  Any such loan shall bear interest at the Preference Share Rate.

13.2
During each such calendar quarter where funds are required for Exploration Expenditure, shares shall be issued in lots of 1000 comprising 550 “Class D” preference shares which shall be allotted to BML and 450 “Class B” preference shares which shall be allotted to Olympus and Gladioli pro rata to their then respective holdings of ordinary shares in NBG.

13.3
Gladioli will to the maximum extent possible fund its subscription for preference shares from its cash flow from 85% of dividends from NBG, the Milling Company, or the Project.  To the extent such funding is unavailable or is inadequate, BML or Olympus will on each allotment of shares pursuant to Clause 13.2, lend to Gladioli such sum as may be necessary to enable Gladioli to pay for its allotments of “Class B” preference shares.  BML or Olympus (as applicable) shall however pay such sums direct to NBG on behalf of Gladioli.  Any loan from BML or Olympus to Gladioli under this clause 13.3 shall be interest-free and shall only be repayable as set out in clause 13.5.

13.4
The preference shares allotted to BML, Olympus and Gladioli will be issued at a premium to par with such premium to be decided by NBG at the time of issue. Such preference shares shall be redeemable out of cash flow and shall be redeemed in a 55:45 ratio in respect of “Class D” and “Class B” shares respectively.

13.5
Gladioli shall deposit the share certificates for its shares in NBG and the Milling Company with BML and Olympus whilst the loan referred to in clause 13.3 remains unpaid. For so long as any such loan remains outstanding Gladioli hereby irrevocably directs NBG and the Milling Company to pay to BML or Olympus (as applicable) 85% of any monies payable (including in respect of Gladioli’s dividends) by those companies to Gladioli.

14.	Preference Shares

14.1	The preference shares shall:

(a)
Have the right to a preferential dividend which shall rank in priority to any dividend payable on any other class of shares. The dividend shall accumulate to the extent that there are insufficient distributable reserves to pay the dividend in any year. Unless otherwise agreed, the cumulative dividend shall be:

(i)	0% per annum in respect of all the “Class B” preference shares held by Gladioli; and

(ii)	The Preference Share Rate in respect of the “Class D” preference shares held by BML and the “Class B” preference shares held by Olympus;

(b)	Save as provided for under the Companies Act, 1965, have no right to vote; and

(c)	Be redeemable at the option of the Company.

14.2
Subject to sufficient distributable reserves being available the dividend payable on the preference shares shall be payable in respect of each financial year (or part thereof) within 3 months of the end of each financial year.

15.	Right Of Access To The Exploration Area

15.1
For the purposes of carrying out its obligations and of exercising its rights hereunder, the Gladioli Companies hereby irrevocably and unconditionally grant NBG and, from its incorporation, the Milling Company, the right (which shall be an exclusive right, subject only to the rights of any Gladioli Company in relation to any area released under Clause 21 and in relation to any exclusion under Clause 40) by its agents (including, for the avoidance of doubt, the Manager), servants, contractors or sub-contractors to do all things in relation to the Exploration Area which could be done by a person legally and beneficially entitled to the Tenements, including, without limitation:

(a)	Subject to NBG or the Milling Company (as relevant) ensuring that all necessary permits or licenses are obtained, to enter thereon or any part or parts thereof;

(b)	To do thereon and therein such things as shall be necessary to undertake Exploration and to undertake each Project and to carry out its obligations hereunder;

(c)
To take therefrom and to deal with in any manner such ores, metals, minerals or other products as it may consider reasonably necessary or desirable for the purposes of evaluating the Tenements and the prospects thereof provided NBG shall not take such ores, metals, minerals and other products outside Malaysia without permits from the relevant government department(s);

(d)	To take thereon and to use such plant, machinery, minerals, tools, implements and other chattels and to erect thereon such buildings and structures as it shall reasonably think fit; and

(e)
In the event of Withdrawal or Partial Withdrawal, NBG and the Milling Company must not remove any fixed plant, minerals, building or structure erected by them on the Exploration Area (or the Relevant Area, as the case may be) unless otherwise agreed by Gladioli.

15.2
The Gladioli Companies and the Gladioli Shareholders covenant that the Specified Assets including, for the avoidance of doubt, any land within the Exploration Area owned by any of them (or any of their Related Companies or Affiliates) are made available to NBG and, from its incorporation, the Milling Company free of charge for their use for Exploration and for each Project.

16.	Decision to Develop

16.1
NBG will give notice to Gladioli, Olympus and BML forthwith upon completion of a Final Feasibility Study on the basis of which a Development Decision has been made, and shall provide Gladioli, Olympus and BML with a copy of the Final Feasibility Study.

16.2
NBG and the Milling Company shall maintain in accordance with generally accepted industry and accounting practice full and accurate records of transactions, inventories of ore in process and in stockpile, stores, consumables, property and assets and accounts and records of all payments and receipts and all charges and credits.

16.3	Upon a Development Decision being made BML and Olympus shall, without consultation of Gladioli, elect for the Project to proceed on:

(a)
The basis that NBG will have sole economic and beneficial ownership of the mined ore, in which case in consideration for the sum of RM10.00, each Gladioli Company which holds the Tenement(s) in respect of which the Development Decision is made shall irrevocably and unconditionally assign to NBG all of their right, title, and interest in all mined ore, minerals, and other products extracted from the Mine the subject of the Development Decision such that NBG can deal with such ore as it sees fit and receive all economic benefit in such ore. The Gladioli Companies and the Gladioli Shareholders shall sign such documents and do all such other things as NBG, Olympus and BML may reasonably require to ensure that full economic and beneficial ownership to the ore, minerals and other products are properly and effectively assigned to NBG; or

(b)
The basis that title to the mined ore will remain with the relevant Gladioli Companies, in which case the Project will proceed on the basis of the Development and Mining Agreement and Ore Sale and Purchase Agreement structure; or

(c)
Such other basis as BML and Olympus may require, in which case, each of the Gladioli Companies and the Gladioli Shareholders shall do all acts and things, and sign all documents, as BML and Olympus may require to implement the Project and ensure that the sole economic and beneficial ownership of all mined ore vests unconditionally and irrevocably in NBG.

16.4	Upon a Development Decision being made, BML, Olympus and Gladioli shall, unless otherwise required by BML and Olympus, procure:

(a)
The incorporation of the Milling Company (if not already incorporated) and  that the Milling Company's primary objects as stated in its memorandum of association (if not already the case) are as follows:

(i)	To develop and operate mills and associated facilities and to carry on the business of purchaser and processor of gold bearing ores to produce and sell gold dore and other minerals; and

(ii)
To carry on any other trade or business whatsoever as in the opinion of the board of directors of the Milling Company, be advantageously or conveniently carried on by it by way of extension of or in connection with, or which is calculated directly or indirectly to develop any branch of its business or to increase the value of or turn to account any of its assets, property or rights;

(b)
That the Milling Company's articles of association (if not already the case) are in identical form to those of NBG provided that if any conflict or inconsistency shall subsequently appear between the articles of association for the time being in force and the provisions of this Deed, the provisions of this Deed shall govern rather than the provisions of such articles and any such conflict or inconsistency shall be remedied by appropriate amendments of such articles, which each of the Gladioli Companies, the Gladioli Shareholders, Olympus and BML hereby covenants to procure;

(c)
That the authorised capital of the Milling Company shall be at least RM10,000,000 divided into 4,500,000 “Class A” ordinary shares and “Class B” preference shares of RM1.00 each and 5,500,000 “Class B” ordinary shares and “Class D” preference shares of RM1.00 each;

(d)
That the initial issued capital of the Milling Company shall be RM1000 to be subscribed or held by Gladioli, Olympus and BML in 15:435:550 ratio either by Gladioli and Olympus taking up “A” ordinary shares at par and BML taking up “C” ordinary shares at par in the aforesaid proportions and similarly, also in the same ratio of 15:435:550 for Gladioli and Olympus taking up “Class B” preference shares at premium to par and BML taking up “Class D” preference shares at premium to par, or by appropriate transfer of shares between them at par. The parties agree that at all times the issued share capital in the Milling Company will be held as to 55% by BML, as to 43.5% by Olympus and as to 1.5% by Gladioli unless otherwise agreed by BML, Olympus and Gladioli in writing;

(e)	That NBG and the Milling Company proceed with the Project (and each of Gladioli, Olympus and BML shall assist where possible);

(f)
NBG and the Milling Company apply for and obtain all such additional permits, licenses, and consents necessary to undertake the Project.  Such permits, licenses, and consents shall be applied for in the name of NBG or the Milling Company (as relevant) or, if such is not possible, by the relevant Gladioli Company.  If such permit, licence, or consent is obtained by a Gladioli Company it shall be considered a Tenement for the purposes of this Deed;

(g)
That, if clause 16.3(a) or (c) applies, the Milling Company and NBG enter into an ore sale and purchase agreement pursuant to which the Milling Company shall acquire the mined ore from NBG for the purpose of processing and on-

sale. The terms of such agreement shall be as agreed between NBG and the Milling Company;

(h)
That, if clause 16.3(b) applies, NBG and the Gladioli Companies who own the relevant Tenement(s) the subject of the Development Decision enter into a Development and Mining Agreement and the Milling Company and the Gladioli Companies who own the relevant Tenement(s) the subject of the Development Decision enter into an Ore Sale and Purchase Agreement. Each of the Gladioli Companies hereby irrevocably appoints each of BML, Olympus, and NBG (acting jointly and severally) as its attorney to execute the Development and Mining Agreement and the Ore Sale and Purchase Agreement on its behalf;

(i)
That the Milling Company shall forthwith apply to the Malaysian Industrial Development Authority ("MIDA") for the grant of pioneer status or Investment Tax Allowance, whichever the Milling Company shall regard as preferable and more beneficial in respect of the Project at the time of application (and each party shall assist where possible); and

(j)	That the management and operation of the Milling Company and the rights of the Shareholders shall be as that attached as Schedules B and C.

16.5
Clause 16.4 shall apply to any subsequent Development Decision, except that, unless otherwise agreed between Olympus and BML, a new Milling Company will not be incorporated and the Milling Company incorporated in connection with the initial Project will be used for the purposes of any subsequent Project.

16.6	The parties agree that if clause 16.3(b) applies and either:

(a)	The Development and Mining Agreement or the Ore Sale and Purchase Agreement in the forms attached to this Deed would be (or would be at risk of being) void or voidable if executed, or

(b)	BML or Olympus require changes to be made to the Development and Mining Agreement and / or Ore Sale and Purchase Agreement in the form attached to this Deed,

then those agreements will be amended as may be required by BML and Olympus, provided always that any such amendments do not adversely impact the intended economic benefits of those agreements to NBG and the Milling Company taken as a whole. The Gladioli Companies and the Gladioli Shareholders warrant and undertake in favour of BML, Olympus and NBG that they will not (and shall procure that their Affiliates and Related Companies shall not) challenge the legality or enforceability of the Development and Mining Agreement and/or the Ore Sale and Purchase Agreement. The Gladioli Companies and the Gladioli Shareholders hereby indemnify each of BML, Olympus, NBG and the Milling Company from and against all losses (including loss of profits and lost opportunities), damages, costs and liabilities that they may suffer or incur as a result of all or any part of a Development and Mining Agreement and/or Ore Sale and Purchase Agreement being held invalid, void or otherwise being successfully challenged. For the purposes of this indemnity, 98.5% of any loss suffered by the Milling Company shall be deemed to be a loss suffered by BML and Olympus and BML and Olympus shall be fully indemnified in respect of such loss under this clause.

16.7
The Gladioli Companies and the Gladioli Shareholders acknowledge and agree that both Olympus and BML would prefer for the Tenements the subject of a Project to be transferred to NBG.  Each of the Gladioli Companies and the Gladioli Shareholders hereby indemnify and hold harmless each of BML, Olympus and NBG from and against all losses (including lost profits and revenues), costs, expenses, claims  and liabilities that they suffer or incur as a result of legal title to the relevant Tenements not being transferred to NBG prior to commencement of a Project. For the purpose of this indemnity BML, Olympus and NBG shall be deemed to have suffered a loss to the extent that the aggregate economic benefits accruing to each of them as a result of a Project are less than the aggregate benefits that would have accrued to each of them had the Project proceeded on the basis that legal title to the relevant Tenements was held by NBG.

16.8	Without in any way limiting clause 16.4(h), each of the Gladioli Companies shall execute a power of attorney in favour of NBG, BML, and Olympus in the form attached as Schedule G.

17.	Withdrawal

17.1
BML and/or Olympus shall be entitled to effect Withdrawal from this Deed or any Partial Withdrawal by BML and Olympus giving Gladioli thirty (30) days' notice in writing of its intention to effect such withdrawal.

18.	Project Development

18.1	BML and Olympus shall, within 12 months of a Development Decision being made, use its reasonable endeavours to:

(a)	Commit to provide; or

(b)	Obtain a commitment from a reputable financial institution to provide,

NBG and the Milling Company (as relevant) with the entire finance necessary for the relevant Project.  BML and Olympus may satisfy this requirement by partially committing itself and partially obtaining a commitment from a financial institution.  Clause 7.1 shall apply to any such Project finance.  Any funds provided by BML, Olympus or a related company of BML and/or Olympus shall be by way of loan to NBG or the Milling Company (as the case may be) and shall carry interest at the greater of: (i) the rate charged by any third party provider of funds to NBG or the Milling Company (as the case may be), and (ii) the Interest Rate.

19.	Intentionally Left Blank

20.	Application of Surplus Funds

20.1
Unless otherwise agreed in writing by BML and Olympus all surplus funds of each of NBG and the Milling Company after (i) payment of expenses (including tax and interest on any loans advanced by BML and/or Olympus or a related company of BML and/or Olympus) and (ii) other third party commitments (including repayment to third party financiers in accordance with agreed repayment schedules) and (iii) retention of such funds as the board of NBG or the Milling Company (as relevant) may deem required for exploration, development and construction costs, shall be applied as follows:

(a)	Firstly, in payment of the principal amount of any loans advanced by BML and/or Olympus or a related company of BML and/or Olympus to NBG or the Milling Company;

(b)	Secondly, in payment of dividends on the preference shares held by BML and/or Olympus;

(c)	Thirdly, in redemption of the preference shares issued by NBG or the Milling Company;

(d)	Finally, as distributions to holders of ordinary shares in the manner contemplated in Schedule C.

21.	Release Of Tenements / Disposal of Land

21.1
If the board of NBG determines that any part of the Tenements is of insufficient geological value to warrant further exploration thereon it shall within three (3) months after making such determination, relinquish its rights with respect to such area and shall be released from its obligations hereunder in respect of such part of the Tenements consequent upon which Gladioli shall be free to deal with such part of the Tenements as it deems fit whether by itself or in conjunction with any other party or parties.

21.2
Any such relinquishment and release shall be accomplished by NBG giving notice thereof in writing to Gladioli identifying the area in respect of which such notice is given and discharging any caveats thereon. Thereafter, the relevant area which has been released shall no longer be regarded as a Tenement under this Deed and beneficial interest in such area shall revert to the relevant Gladioli Company.  NBG shall approve, sign and file such documents as are required to remove the relinquished area from the ambit of the Powers of Attorney.

21.3	In the event that the whole of the Exploration Area has been relinquished hereunder without development of a Project on any part thereof, BML and Olympus shall immediately effect Withdrawal.

21.4
The Gladioli Companies and the Gladioli Shareholders shall indemnify each of BML, Olympus, NBG and the Milling Company from and against all costs, liabilities (including Environmental Liabilities), expenses, demands and losses that they may suffer or incur in connection with any area relinquished or released pursuant to this clause 21 from the date on which written notice of such relinquishment or release is given to Gladioli.

22.	Miscellaneous

22.1
The parties shall do everything necessary to maintain and protect the Tenements in good standing in terms of the Act including the securing of any necessary labour exemptions and the payment of rents, rates and other assessments levied under the Act or by a municipal authority, and all parties shall assist in all respects and execute any documents necessary to effect the purposes of this sub-clause.

22.2
Subject to clause 6.7 or as expressly provided elsewhere in this Deed, each party covenants in favour of each of the other parties (severally) that it shall not do or omit to do anything knowingly whereby the right or interest of the Gladioli Companies to keep the Tenements registered in their name may be lost, forfeited, surrendered, suspended or otherwise prejudiced.

22.3
Each party covenants in favour of each of the other parties (severally) that it shall not do or permit to be done by any other person any act, matter or thing which is within its reasonable control which might imperil or endanger the title to the Tenements.

22.4	The provisions of Schedule B apply in respect of the management of NBG and the Milling Company.

22.5
NBG will necessarily from time to time require the service and expertise of Gladioli’s Chief Geologist and General Manager for exploration and development, government liaisons, goodwill activities, beyond the normal scope of obligations and the duties of Gladioli to NBG.  In recognition of such technical and managerial involvement NBG shall pay Gladioli RM15,000 (Ringgit Fifteen Thousand only) monthly, commencing one month after Completion. Such monthly fee shall be reviewed by BML and Gladioli each quarter and the monthly fee agreed by BML and Gladioli at such quarterly review shall be the monthly fee payable during the quarter following such review.

23.	Operations

23.1	NBG and, from its incorporation, the Milling Company shall (and Gladioli, Olympus and BML shall procure that NBG and, from its incorporation, the Milling Company (where relevant), shall):

(a)
Perform its obligations and conduct its operations in a good, workmanlike and commercially reasonable manner and in accordance with good exploration, mining, engineering, processing, milling, procurement and purchasing methods and practices and with the standard of diligence and care normally exercised by qualified persons in the performance of comparable work;

(b)
Maintain true and correct books, accounts and records of its operations and upon reasonable notice permit the examination and auditing and copying thereof by Gladioli, Olympus and BML at their expense;

(c)
Comply with all statutes, regulations and other laws and the requirements of any government department or inspector having jurisdiction concerning the Tenements and the work involved in Exploration or operation of a Project;

(d)	Make all regulatory filings by the dates prescribed by the relevant laws or regulations;

(e)
Maintain all necessary insurances in respect of workers' compensation, general public liability, common law risks and such other risks as are usual or as it shall consider desirable for the protection of its assets and the parties hereto;

(f)	Keep all documents, plans, samples and correspondence in good order; and

(g)
At all times upon reasonable notice, provide the other parties with such further information as may be reasonably required by them including but not limited to full details and results of Exploration Expenditure and the operation of a Project and such information as may be necessary to comply with any Stock Exchange reporting obligations.

24.	Warranty of Authority to Act

24.1	Each party represents and warrants to the others that:

(a)
It has full power and authority to enter into and perform this Deed and all the transactions contemplated herein, and that all corporate and other actions required to authorise it to enter into and perform this Deed and all transactions contemplated herein have been or will be properly taken;

(b)	Entry into or performance of this Deed does not violate any other contractual, legal or other obligations of it; and

(c)	This Deed when signed will have been duly executed by it and shall be valid and binding on it in accordance with its terms.

25.	Training by BML

25.1
For so long as BML holds a majority interest in NBG and (from its incorporation) the Milling Company, BML shall use its best endeavours to train local professional staff and technicians while transferring technology know–how to NBG and the Milling Company to keep the cost of operation as low as reasonably practicable.  All such technology know-how shall remain the sole property of BML and shall only be used by NBG and, if relevant, the Milling Company for the purpose of a Project.  NBG and the Milling Company shall cease to use any such know-how (and shall return to BML all written and other records of such know-how) upon Withdrawal by BML.

26.	No Partnership

26.1
It is not the purpose or intention of this Deed to create any mining partnership, commercial partnership or other partnership relationship between the parties hereto. The provisions of this Deed and the rights, duties, obligations and liabilities of the parties created and existing hereunder pertain exclusively to the subject matter of this Deed and to no other property or interest of the parties.

27.	Force Majeure

27.1
Notwithstanding anything herein contained, if any party is prevented from or interrupted in carrying out any of its obligations hereunder by any event of force majeure (which shall mean any action of Government; war (declared or not); blockade; revolution; terrorist attack; insurrection; mobilisation; strike; lockout; civil commotion; riot; act of God; act of enemies of Malaysia or Australia or New Zealand or Canada; plague or other epidemics; fire; flood or any other cause or causes beyond the reasonable control of the party whether of the kind enumerated above or otherwise), the party so affected may postpone its performance hereunder during the continuance of such prevention, delay or interruption to the extent that such prevention, delay or interruption affects such performance by giving notice to the other parties of the occurrence of such event within two (2) weeks of its occurrence. The giving of such notice shall operate to extend all time limits expressed in this Deed by the duration of the event of force majeure. Written notice of the conclusion of each such event must be given to the other parties forthwith.

28.	Confidentiality

28.1
The parties agree that all information, records, reports and other data as to the results of Exploration, a Project, analysis, studies and operations hereunder and the Bau Project shall be deemed confidential and shall not be divulged to other persons or companies not a party to nor related to a party to this Deed except as may be required by law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which the party is subject wherever situated provided that the provisions of this clause shall not prevent BML and/or Olympus or a related company of BML and/or Olympus from making any announcement to shareholders, the press, or a recognised stock exchange announcement, consistent with normal practice or stock exchange rules concerning the progressive results of Exploration, studies made under or pursuant to this Deed and the operation of any Project. Provided that this clause shall not apply to:

(a)	Gladioli in the event of Withdrawal;

(b)	BML or Olympus two years after the date of Withdrawal;

(c)	Disclosure by NBG, Olympus or BML of any such data, reports or information to banks or other prospective funding providers in connection with seeking funding for a Project;

(d)	An employee of the disclosing party participating in a Project and then only to the extent necessary for such person to carry out his/her duties;

(e)	Independent consultants and contractors to the parties whose duties and relations to NBG and / or the Milling Company reasonably require such disclosure;

(f)
Independent advisers engaged by a party for the purpose only of enabling such advisers to give appropriate advice to the party in respect of matters arising under this Deed or any agreement contemplated under this Deed; and

(g)
Any prospective purchaser or transferee or assignee of the whole or part of any interest of BML, Olympus or Gladioli in NBG and / or the Milling Company and any advisers retained by such prospective purchaser, transferee or assignee, subject to each of such persons entering into a confidentiality agreement reasonably acceptable to Gladioli, Olympus and BML.

28.2	In making a disclosure or announcement no party shall attribute any statement to another party without the consent in writing of the relevant party.

29.	Governing Law

29.1	The Agreement shall be governed by and construed in accordance with the laws of Malaysia.

30.	Arbitration

30.1
If any controversy, claim or dispute arises out of or in relation to this Deed (including any question regarding the existence, validity or termination of this Deed) or with respect to any breach thereof, the parties hereto shall seek to solve the matter amicably through discussions between the parties. Only if the parties hereto fail to resolve such controversy, claim, dispute or breach within sixty (60) days by amicable arrangement and compromise, any party may seek arbitration.

31.	Place And Mode Of Arbitration

31.1	Any such controversy, claim or dispute shall be finally settled by arbitration in Singapore.

(a)
The arbitration shall be conducted before three arbitrators in accordance with the UNCITRAL Arbitration Rules then in effect.  BML and Olympus (acting jointly) shall nominate one arbitrator and Gladioli shall nominate a second arbitrator within thirty (30) days of the notification of the request for arbitration by the aggrieved party. The two nominated arbitrators shall decide upon the third arbitrator within thirty (30) days of the appointment by BML and Olympus or Gladioli of the second-in-time arbitrator.

(b)
The proceedings shall be conducted in English, and all arbitrators shall be conversant with and have a thorough command of the English language and be familiar with the operation of joint venture companies and the mining and metallurgy industry.

(c)	The parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

(d)	Each party shall bear the costs of the arbitrator appointed by it and the parties shall share the costs of the third arbitrator and the other costs of the arbitration;

(e)	Any determination by the arbitrators (or a majority of them) shall be final and binding on the parties.

32.	Parties To Cooperate

32.1
The parties hereto shall respectively lend all the co-operation necessary for successful Exploration and to enable the development of a Project and shall do or cause to be done all acts and things to execute and deliver all documents necessary or advisable to carry out the intent of this Deed and shall be just and faithfully one to the other and will not do or omit to be done anything whereby the interests of the undertaking as a whole are prejudiced. Each of the parties hereto will execute and do and take such steps as for the time being lie within its powers to procure that NBG, the Milling Company and all parties referred to in this Deed shall do, perform, comply with all such acts and things contemplated under this Deed and execute all documents, deeds, release or assurances so that full effect may be given to this Deed.

33.	Costs

33.1	Each party shall bear its own costs (including solicitors’ costs) in relation to the preparation and execution of this Deed.

33.2	The stamp duty payable on the transfer(s) of shares from BML to Gladioli or its nominee pursuant to Clauses 34.1 and 41.2 shall be borne by Gladioli.

34.	Final Cessation of Operations

34.1
On the final cessation of operations in respect of the last Exploration and Project, and following distribution of all surplus cash to Gladioli, Olympus and BML in accordance with this Deed, BML and Olympus shall if so required by Gladioli, transfer to Gladioli or its nominee all their respective shareholdings in NBG and the Milling Company for a consideration equal to their respective share of the net assets of those companies.

34.2
BML and Olympus shall execute and lodge with the solicitors to NBG a power of attorney appointing Gladioli as their attorney to do all acts and things as may reasonably be required in connection with the winding up of NBG upon a Withdrawal. The solicitors to NBG will be authorised to release such power of attorney to Gladioli if BML and Olympus fail to comply with their obligations under this Deed in connection with a Withdrawal and does not rectify such failure within 3 months of receipt of a written notice from Gladioli requesting it to remedy such failure. The original copy of the said power of attorney shall be enclosed in an envelope sealed and addressed to and deposited with the Solicitors of NBG.

35.	Notices

35.1
All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications required or permitted to be given under this Deed shall be in writing and may be addressed to a party at the address set forth in Clause 35.2 or to such other address as that party may have substituted therefore by notice in writing to the other parties, and shall be either delivered personally or sent by facsimile transmission or by airmail, postage prepaid, and shall be deemed to have been made or given in the case of hand delivery, upon delivery, in the case of facsimile transmission, upon successful transmission and in the case of airmail, on the seventh day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender by facsimile transmission acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it sought.  If the sender elects to serve any notice or information by airmail it shall notify the receiver of that fact by facsimile at the time of mailing.

35.2	The addresses of the parties hereto shall, until substituted in accordance with Clause 35.1 be as follows:

Each of the Gladioli Shareholders	Level 1
and the Gladioli Companies	Lot 348
Section 50
Jalan Padungan Utara
91300 Kuching
Sarawak, Malaysia
Ph: +82 422 959
Fax: +82 420 959

BML and Olympus	Level 11
57 Fort Street
Auckland, New Zealand
Ph: +64 9 379 8787
Fax: +64 9 379 8788

NBG	Level 1
Lot 348
Section 50
Jalan Padungan Utara
91300 Kuching
Sarawak, Malaysia
Ph: +82 422 959
Fax: +82 420 959

With a copy to Olympus and BML at the address above (or such other address as Olympus and BML may specify from time to time).

36.	Assignment

36.1
Unless all other parties hereto consent in writing, a party may only assign its rights and obligations hereunder as permitted by this Deed or in conjunction with a transfer of its shares in NBG and the Milling Company as permitted under Schedule C and clauses 37 and 38.

37.	Preemptive Rights

37.1
In order to give further substance to the pre-emptive rights clauses of Schedule C hereto, the parties confirm that any dealing (other than between related companies as permitted by Schedule C) in the shares of a corporate shareholder of NBG or the Milling Company (any dealing of the nature referred to being hereinafter referred to as an "external dealing") shall be subject to the same constraints as are imposed by those clauses on dealings in the shares of those companies and accordingly before an external dealing is undertaken, the shares which are the subject thereof shall first be offered to the other shareholder or shareholders of NBG or the Milling Company on no less favourable terms than are proposed in respect of the external dealing, and, if accepted by the offeree, thereafter transferred to it.

37.2	The provisions of the pre-emptive rights clauses as to time period, valuations and otherwise shall mutatis mutandis, apply in respect of any such offer.

37.3
Each party will ensure that any existing pre-emptive rights provisions affecting the shares of any such corporate shareholder, whether contained in its articles of association or otherwise, are modified appropriately to as to reflect the above intention.

37.4	Provided always that the provisions hereof shall not apply:

(a)
Where the subject shares are transferred for the purpose of complying with the requirement of the National Economic Policy of Malaysia or equivalent official policy of the government of Malaysia for the time being;

(b)	To any dealings in shares in BML or Olympus.

38.	Sale/Transfer of Shares

38.1
Subject only to a transfer pursuant to paragraph 3.3 of Schedule C, neither Gladioli, BML, nor Olympus shall, without the prior written approval of the others, sell (or agree to sell) any of its shares in NBG or in the Milling Company unless the prospective purchaser thereof makes an offer to purchase all of Gladioli's , BML's, and Olympus’ shares in NBG and in the Milling Company on identical terms and conditions.  However if the price or the terms and conditions offered for the shares are not acceptable to any of those parties, then the offer from the prospective purchaser cannot be accepted until the pre-emptive rights provisions of the articles of association of NBG and the Milling Company (if it is then in existence) have been complied with.

38.2
Notwithstanding anything else in this Deed or the memorandum and articles of association of NBG but subject to the Share Sale Agreement, Gladioli shall not, without the prior written consent of BML and Olympus, sell, transfer or otherwise dispose of its legal or beneficial interest in its shares in NBG or, from its incorporation, the Milling Company to any person if, following such sale, transfer or disposal, NBG or the Milling Company (as relevant) will cease to comply with the minimum Bumiputera shareholding requirements as set out in the FIC guidelines or the conditions to the FIC consent(s).

38.3
Notwithstanding any other provision of this Deed, if any person(s) who in aggregate hold more than 50% of the issued ordinary shares in NBG or the Milling Company wish to sell all of their shares in such company to an unrelated third party transferee willing to purchase all of the shares in such company, then the remaining shareholder(s) shall, at the request of the proposing shareholder(s), sell all their shares in such company to such third party if:

(a)	The price and terms of sale are identical for all shares to be sold and that price is to be satisfied by cash and/or listed securities; and

(b)	The sale is on arms-length terms.

Any request made under this Clause 38.3 shall be in writing and shall specify the identify of the proposed transferee, the material terms of the offer, and the completion date.

38.4
The parties to this Deed shall do all things reasonably required to ensure that NBG and the Milling Company (as relevant) continue to enjoy the rights afforded to them under or pursuant to this Deed following the transfer of the shares in NBG and/or the Milling Company (as relevant) pursuant to Clause 38.3.

39.	Deed Of Assumption

39.1
Neither BML, Gladioli, nor Olympus shall assign, transfer or otherwise dispose of all or any part of their shareholding from time to time in either NBG or the Milling Company or all or any part of their interest under this Deed unless they first procure the execution of the transferee, assignee or disponee of a deed binding on such party in a form acceptable to the other parties hereto (acting reasonably) whereby the transferee, assignee or disponee covenants and undertakes to be bound by and observe and perform the covenants on the part of the assignor, transferor or disponor to the extent of the shareholding or interest acquired.

40.	Gladioli Quarry Areas

40.1
The areas where the Gladioli Companies have been working on production of limestone, marbles, lime powder, overburden and calcium carbonates and other industrial minerals except gold shall be subject to clauses 40.2 and 40.3.

40.2
Exploration and mining of gold and related activities (together “Gold Mining Activities”) by or on behalf of NBG or the Milling Company on the Tenements is to take precedence over all other activities on the Tenements.  The Gladioli Companies may undertake other mining activities in the areas referred to in clause 40.1 provided that such activities do not prevent or obstruct the Gold Mining Activities.  If NBG or the Milling Company decides to explore and mine or utilise any area for Gold Mining Activities, the Gladioli Companies shall cease all other activities on such area provided always that NBG or the Milling Company (as relevant) shall use all reasonable endeavours to minimise disruption to any pre-existing activities in the subject areas and shall use all reasonable endeavours to undertake, as far as possible, a complementary mining scheme with the quarry operators’ quarrying scheme.

40.3
If NBG reasonably believes that there are commercially viable gold deposits within an area outside the Exploration Area in which a Gladioli Shareholder, a Gladioli Company, or a Related Company of a Gladioli Company undertakes quarrying operations for the production of limestone, marbles, lime powder, overburden, calcium carbonates, or other industrial minerals, the Gladioli Companies and Gladioli Shareholders agree to (and shall procure that any relevant third party shall) act in a co-operative manner to allow NBG to apply for and obtain an exploration licence to explore for gold and other precious minerals in such area and, if a Development Decision is made by NBG in respect of such area, to obtain a mining lease to mine for gold and other precious minerals in such area. If the operations of NBG will impact on the relevant quarrying operations then NBG and the relevant Gladioli Company shall negotiate in good faith to agree an appropriate amount by which the Gladioli Company should be compensated for the adverse impact on the quarrying operations. The provisions of Clause 40.2 shall apply in respect of any such area the subject of this Clause.

41.	Default

41.1	Upon the happening of a Default Event, and throughout the period during which the circumstances which gave rise to the Default Event remain unremedied:

(a)
The Defaulting Shareholder shall not be entitled to exercise any power, right or privilege in respect of its shares in NBG and the Milling Company, including (without limitation) any right or power to vote or any right or power to appoint, remove or replace directors PROVIDED THAT nothing in this clause shall affect any entitlement of the Defaulting Shareholder to be paid any dividend declared in respect of its shares in such companies;

(b)	Any director or chairman appointed by the Defaulting Shareholder shall not be entitled to exercise any right or power to vote at meetings of the board of directors of NBG or the Milling Company; and

(c)
Unless otherwise required by applicable laws, all shareholder and board decisions may be made by the Non-Defaulting Shareholder (or the directors appointed by the Non-Defaulting Shareholder) notwithstanding anything to the contrary specified in this Deed or the constitution of the relevant Company;

provided the Non-Defaulting Shareholder shall not be entitled to declare or pay a dividend, redeem any redeemable preference shares or otherwise act in such a manner which fundamentally alters the shareholding structure contemplated by this Deed.

41.2
Upon the expiry of 30 days immediately following the happening of a Default Event, if the circumstances which gave rise to the Default Event remain unremedied and BML and Olympus are the Non-Defaulting Shareholders, BML and Olympus can (but are not obliged to) require Gladioli to purchase BML’s and Olympus’ shares in NBG and (if it has been incorporated) the Milling Company for 130% of their market value as  agreed between the parties and, if no agreement as to the market value of the shares is reached within 30 days of BML and/or Olympus making such request, the market value will be determined by an international accounting firm nominated by BML and/or Olympus (as applicable).  The interest of BML and Olympus in NBG and, if incorporated, the Milling Company, shall be valued on a going concern basis and on the basis that they will continue to enjoy the full rights to their assets and the Tenements (and the assets and Tenements made available to such companies pursuant to this Deed or otherwise made available immediately prior to the Default Event) for a minimum period of 20 years from the Default Event whether or not such is or is likely to be the case. For the avoidance of doubt, Gladioli shall purchase BML’s and Olympus’ shares in NBG and (if it has been incorporated) the Milling Company for 130% of their market value as determined by the nominated international accounting firm on the foregoing basis.  The parties shall do everything within their powers to effect the transfer of shares to Gladioli pursuant to this clause 41.2 and Gladioli shall pay to BML and/or Olympus (as applicable) the agreed or determined consideration (plus all loans and other amounts payable by Gladioli to BML and/or Olympus, as applicable) as soon as BML and/or Olympus (as applicable) executes the necessary transfer documentation notwithstanding that a third party approval may be required in order to effect such transfer of shares.

41.3	The rights contained in this clause 41 shall be without prejudice to any other rights a party may have in respect of a breach of this Deed.

42.	Counterparts

42.1
This Deed may be executed in one or more counterparts and by facsimile.  Each counterpart (including facsimile counterparts) shall be deemed an original, and all counterparts together shall constitute one and the same Agreement.

43.	Partial Invalidity

43.1
If any provision of this Deed or its application to any party or circumstance is or becomes invalid, or is held to be illegal or unenforceable to any extent, the remainder of this Deed and its application will not be affected and will remain enforceable to the greatest extent permitted by law.

44.	Specific Performance

44.1
BML and Olympus shall be entitled to obtain an order for specific performance against any other party to this Deed defaulting in the performance of its respective obligations under this Deed.  It is hereby expressly agreed that where the remedy of specific performance is sought, an alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any party's default in the performance of the terms and conditions herein.

45.	Other Business Opportunities

45.1
Except as provided in Clause 40 and as otherwise expressly provided in this Deed, each party will have the right to independently engage in, and receive full benefits from, business activities, whether or not competitive with the operations of NBG and the Milling Company, without consulting the other parties.

46.	Entire Agreement

46.1
Except as expressly stated otherwise herein (including, without limitation, clause 3.11), this Deed constitutes the entire Agreement between the parties with respect to its subject matter and supersedes the Heads of Agreement between Olympus and Gladioli dated 26 June 2006 and the Principal Agreement.

47.	Termination

47.1	This Deed shall terminate from the date that BML and Olympus confirm in writing to Gladioli that:

(a)
They are satisfied that legal title to the Tenements (or such of them as may be required by BML and Olympus) has been transferred to NBG and that NBG is the sole legal and beneficial owner of such Tenements;

(b)	They wish to terminate this Deed.

47.2	Except as terminated pursuant to clause 47.1 above, this Deed shall remain in force until such time as it is terminated by the parties hereto by agreement in writing.

47.3
Termination of this Deed under clause 47.1 or 47.2 shall be without prejudice to any right of action of any party in respect of a breach by any other party of any obligation arising pursuant to this Deed on or prior to the date of termination.

IN WITNESS whereof the parties hereto have set their hands and seals in order to give effect to this Deed.

THE COMMON SEALof GLADIOLI	)
ENTERPRISES SDN BHD	)
(Company No. 89270-K) was hereunto	)
affixed by authority of its Board of	)
directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEALof BUKIT	)
LINTANG ENTERPRISES SDN BHD	)
(Company No. 91725-H) was hereunto	)
affixed by authority of its	)
board of Directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEAL of CARINO	)
SDN BHD (Company No. 100173-V))
was hereunto affixed by	)
authority of its board of Directors	)
in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEAL of PRIORITY	)
TRADING SDN BHD	)
(Company No. 89740-K) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEAL of BUROI	)
MINING SDN BHD	)
(Company No. 35548-U) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEAL of GUNONG	)
WANG MINING SDN BHD	)
(Company No. 72530-H) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

THE COMMON SEAL of BUKIT	)
YOUNG GOLDMINE SDN BHD	)
(Company No.41863-X) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ Celfanaus Bin John
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: Celfanaus Bin John

SIGNED on behalf of BAU MINING LIMITED
by two Directors:

/s/ John A. G. Seton	/s/ Paul F. Seton
Director	Director/Secretary
Name: John A. G. Seton	Name: Paul F. Seton

SIGNED on behalf of OLYMPUS PACIFIC
MINERALS NZ LIMITED by two Directors:

/s/ John A. G. Seton	/s/ Paul F. Seton
Director	Director/Secretary
Name: John A. G. Seton	Name: Paul F. Seton

SIGNED, SEALED and DELIVERED by	)
ALEXANDER LING LEE SOON	)	/s/ Alexander Ling Lee Soon
in the presence of:	)

/s/ Louis NG
Witness
Name: Louis NG

SIGNED, by JOHN BIN JAIS @ JAE by	)
his attorney ALEXANDER LING LEE	)	/s/ Alexander Ling Lee Soon
SOON in the presence of:	)

/s/ Louis NG
Witness
Name: Louis NG

THE COMMON SEAL of NORTH	)
BORNEO GOLD SDN BHD	)
(Company No. 666174-A))
was hereunto affixed by authority of its	)
board of Directors in the presence of:	)

/s/ Alex Ling Lee Soon	/s/ John A. G. Seton
Director	Director/Secretary
Name: Alex Ling Lee Soon	Name: John A. G. Seton

SCHEDULE A

Existing Tenements

(A) Granted Mining Leases (ML’s)

Company	Ex-ML No.	New ML No.	Area (Ha)	Minerals	Expiry Date
Bukit Lintang Enterprises Sdn. Bhd.	ML 102	1D/134/ML/2008	40.50	Gold	11/06/2025
Priority Trading Sdn. Bhd.	ML 108	ML 136	139.6	Antimony/Silver/Gold / Calcium	18/01/2023
Bukit Lintang Enterprises Sdn. Bhd.	ML 109	ML 141	12.735	Antimony/Gold	18/01/2023
Carino Sdn. Bhd.	ML 115	ML 135	49.4	Gold	04/03/2024
Gladioli Enterprises Sdn. Bhd.	ML 117 (A) & (B)	ML 139	52.1	Antimony/Silver/Gold / Calcium	09/01/2025
Gladioli Enterprises Sdn Bhd	ML 119	ML 140	5.281	Antimony/Silver/Gold / Calcium	09/01/2025
Bukit Lintang Enterprises Sdn. Bhd.	ML 121	ML 142	38.40	Antimony/Gold	11/06/2025
Bukit Lintang Enterprises Sdn. Bhd.	ML 122	ML 143	49.8134	Antimony/Gold	22/06/2024
Priority Trading Sdn. Bhd.	ML 123	1D/137/ML/2008	2.6	Antimony/Gold	22/06/2024
Buroi Mining Sdn. Bhd.	ML 125	ML 138	409.5	Antimony/Silver/Gold / Calcium	19/11/2025
	Total Area (Ha)		799.9294

(B) Granted Mining Certificate (MC)

Company	Certificate No	Area(Ha)	Minerals	Expiry Date
Gladioli Enterprises Sdn. Bhd.	MC No. KD/01/1994	1,694.86	Antimony/Silver/ Gold	26/10/2014
	Total Area (Ha)	1,694.86

SCHEDULE A

Maps

Map A:  Location map showing the outlines of the Bau (Block A & Block B) and Serian (Block C) tenements, Sarawak, Malaysia

Map B:  Bau tenements location map showing MLs (shaded in pale green) and MCs (shaded in pink) and EPLs (shaded in purple) and GPLs (shaded in blue)

LEGEND
EPL Tenement
GPL Tenement
MC Tenement
ML Tenement
EX-ML Tenement
QL Tenement
Tasik Biru
Road
River/Creek
Town/Village
NORTH BORNEO GOLD
BLOCK A & B TENEMENT
EPL/GPL/MC/ML
EX-ML/QL
Location Map

Map C:  Bau Mining Leases

NORTH BORNEO GOLD
BLOCK A & B TENEMENT
ML
Location Map
ML 138
ML 140
ML 141
ML 143
ML 1D/134/ML/2008
LEGEND
0
1
2
Kilometres

Map D:  Bau Mining Certificates

NORTH BORNEO GOLD
BLOCK A & B TENEMENT
MC
Location Map
kilometres
LEGEND
Prospect Location
Road
River/Creek
Town/Village
155000 mN
150000 mN
145000 mN

Map E:  Serian (Block C) tenements (MCs shaded in pink, EPLs shaded in purple and GPLs shaded in green)

LEGEND
EPL Tenement
GPL Tenement
MC Tenement
Prospect Location
Road
River/Creek
Town/Village
NORTH BORNEO GOLD
BLOCK C TENEMENT
EPL/GPL/MC
Location Map

Map F:  Gunung Rawan Block (new GPL application) in Serian District

MAP SHOWING AREA (G. RAWAN BLOCK) UNDER GPL APPLICATION
0 10 20 30 40 50 60 70 KM.
Scale 1: 500,000
INDEX MAP
SCALE 1:10,000,000
AREA DESCRIBED
SARAWAK
MALAYSIA
KALIMANTAN
SABAH
BRUNEI
LAUT SULAWESI
G. RAWAN BLOCK
BAHAGIAN KUCHING
LUNDU
KUCHING
KOTA SAMARAHAN
ASAJAYA
BAHAGIAN SAMARAHAN
SIMUNJAN
SERIAN
PANTU
MALUDAM
SRI AMAN
SB-1
SB-2
SB-3
SB-5
C16
C17
KALIMANTAN
(INDONESIA)
1°00'
109° 40' T.
110°00' TIMUR
30'

SCHEDULE B

Management

1.	BML as Manager

1.1
BML is hereby appointed as the Manager with overall responsibility to manage and carry out the operations of NBG and (from its incorporation) the Milling Company.  BML hereby agrees to serve as Manager until it resigns as provided in Section 4.1. The board of each Company may appoint a replacement Manager on one month’s notice in writing to BML.

2.	Powers and Duties of Manager

2.1
Subject to the terms and provisions of this Deed, the Manager will have the following powers and duties, which will be discharged in accordance with approved Exploration Programmes and Project Programmes and under the general guidance of the board of directors of the Company:

(a)	The Manager will manage, direct and control operations of the Company;

(b)
The Manager will implement the decisions of the board of directors of the Company and will make all expenditures on behalf of the Company necessary to carry out the approved Exploration Programmes and Project Programmes, and will promptly advise the board of the Company if it lacks sufficient funds to carry out operations;

(c)	The Manager will,

(i)
Purchase or otherwise acquire, for and on behalf of the Company, all material, supplies, equipment, water, utility and transportation services required for its operations in accordance with an approved budget. Expenditure which is more than 10% above the budgeted expenditure and which exceeds RM10,000 (Malaysian Ringgit Ten Thousand) requires the prior approval of two of the board of directors of NBG; and

(ii)	Obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

(d)	The Manager will conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager;

(e)	The Manager will make or arrange for all payments on behalf of each Company including, without limitation, all licence fees and rentals, all taxes, assessments and other like charges;

(f)
If authorised by the board of the Company, the Manager will have the right, acting on behalf of the Company, to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, inequitable or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager will be required to pay them;

(g)	The Manager will:

(i)	Apply for all necessary permits, licenses and approvals on behalf and in the name of the relevant Company,

(ii)	Comply with applicable laws and regulations in all material respects,

(iii)	Promptly notify the board of the Company of any allegations of any material violation of applicable laws and regulations, and

(iv)	Prepare and file, on behalf of the Company, all reports and notices required under applicable laws and regulations.

The Manager will not be in breach of this provision if a violation has occurred and the Manager in a timely fashion takes such steps as might be available to remedy the violation or to prevent its recurrence or disposes of the same through payment of fines or penalties imposed in accordance with the law;

(h)
The Manager will prosecute and defend as it considers appropriate, but will not initiate without consent of the board of the Company, all litigation or administrative proceedings arising out of operations of the Company;

(i)
The Manager will obtain and maintain for and on behalf of the Company such insurance, with such limits and deductibles, as would normally be maintained by a reasonably prudent operator in the circumstances, either by way of a separate policy or the extension of coverage under a “blanket” policy maintained by the Manager or an Affiliate of the Manager;

(j)	The Manager may with the prior approval of two of the directors of NBG, on behalf of the Company, dispose of assets, whether by abandonment, surrender or sale in the ordinary course of business;

(k)	The Manager will have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

(l)	The Manager will keep and maintain all required accounting and financial records for the Company as required pursuant to Schedule C;

(m)
The Manager will comply with obligations imposed on it under Schedule C and shall otherwise undertake its duties in compliance with the terms of this Deed so that each party benefits from the rights expressly conferred on it under this Deed;

(n)	The Manager will undertake all other activities reasonably necessary to fulfil the foregoing.

2.2
The Manager will not be in default of any duty under this section 2 if its failure to perform results from the failure of one or more of the other parties to perform acts or to contribute or pay amounts required of them by this Deed or if any act or omission of the Manager is done or omitted to be done at the direction or with the concurrence of the board of the relevant Company.

2.3	The Manager has full power and authority to incur all Exploration Expenditure and Development Expenditure on behalf of the Company in accordance with the Exploration Programmes and Project Programmes.

2.4	The Manager has full power and authority to do all of the aforementioned acts and exercise all of its powers on behalf of and in the name of the Company subject to any restrictions which the board of directors of NBG may place on such powers from time to time.

3.	Standard of Care

3.1
The Manager will conduct all operations in a good, workmanlike and efficient manner, in substantial accordance with sound mining and other applicable industry standards and practices, and in substantial accordance with the terms and provisions of the Tenements, leases, licenses, permits, contracts and other agreements pertaining to assets of the Company.  The Manager will not be liable to the other parties for breach of this Deed or any other act or omission, damage or loss unless the same constitutes the Manager’s willful misconduct or gross negligence.

4.	Resignation

4.1	BML may resign as Manager upon one month’s prior notice to the other parties.

5.	Payments to Manager

5.1
Each month, the Manager will charge the Company a sum for each phase of operations as provided below, which will be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the operations, and which will be in lieu of any management fee:

(a)	Exploration Phase – ten percent (10%) of Allowable Costs;

(b)	Major Construction Phase – two percent (2%) of the Allowable Costs; and

(c)	Mining Phase – three percent (3%) of Allowable Costs.

The term “Allowable Costs” means all Exploration Expenditure and/or Development Expenditure (as relevant) actually incurred, but excluding (1) the administrative charge payable to the Manager; and (2) depreciation, depletion or amortization of tangible assets.  The Manager will attribute such Allowable Costs to a particular phase of operations by applying the following guidelines:

(a)
The “Exploration Phase” will cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.  Such phase shall cease when a Development Decision is made in respect of such deposit;

(b)
The “Major Construction Phase” will cover those activities conducted to access a commercially feasible ore body to extend production of an existing ore body, and to construct or install related fixed assets, and will include all activities involved in the construction of a mine, mill, smelter or other ore processing facilities; and

(c)	The “Mining Phase” will include all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

5.2
The Manager shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred by it in the performance of its duties including, without limitation,  reimbursement of all travel and accommodation expenses. Such reimbursement shall be in addition to the administration charge referred to above.

6.	Transactions with Affiliates

6.1
The Manager may engage Affiliates to provide services, supplies, equipment or machinery hereunder, provided that it does so on terms no less favourable than would be obtainable from unrelated persons in arm’s length transactions.

7.	Activities Absent Approved Plan and Budget

7.1
If the board of directors of a Company for any reason fails to adopt an Exploration Programme or Project Programme then, subject to the contrary direction of the relevant board of directors and to the receipt of necessary funds, the Manager will continue operations at levels necessary to maintain and protect the assets and interests of the relevant Company and to comply with all contractual and regulatory obligations related thereto.  The parties will be obliged to fund each Company in accordance with this Deed until a new programme has been adopted.  For the purposes of determining the required funding, the last adopted Exploration Programme or Project Programme (as relevant) will be deemed to have been extended.

8.	Independent Contractor

8.1
The Manager is and shall act as an independent contractor and authorized agent of each Company and not as an agent of the Shareholders.  The Manager will maintain complete control over its employees and all of its subcontractors with respect to performance of its duties.  Nothing contained in this agreement or any subcontract awarded by the Manager will create any contractual relationship between any subcontractor and the other Shareholders.  The Manager will have complete control over and supervision of operations and will direct and supervise the same so as to ensure their conformity with this Deed.

9.	Indemnification of Manager

9.1
NBG will indemnify and save the Manager harmless from and against any and all loss, liability, claim, demand, damage, expense, injury and death (including, without limiting the generality of the foregoing, legal fees) (collectively the “Loss”) resulting from any acts or omissions of the Manager or its operators, employees or agents.  The Manager will not be indemnified nor held harmless by NBG for any Loss resulting from the gross negligence or willful misconduct of the Manager or its officers, employees or agents.

SCHEDULE C

1.	1.Board Of Directors

1.1
Except as otherwise required by mandatory provision of the laws of Malaysia and subject to Schedule B, the overall responsibility for the management, direction and control of the Company shall be vested in the board of directors (“Board”).

1.2
(a)           Unless the Shareholders otherwise agree from time to time and subject to paragraph (b) hereof, the holder of the majority of the "A Class" ordinary shares in the Company shall be entitled to appoint two Directors (each director appointed by the holder of the majority of the "A Class" ordinary shares shall hereinafter be called an "A" Director) to the Board and the holder of the majority of the "C Class" ordinary shares shall likewise be entitled to appoint three Directors (each director appointed by the holder of the majority of the "C Class" ordinary shares shall hereinafter be called a "C" Director).

(b)
In the event of a transfer of shares of one of the above-mentioned classes to the holder of the shares of the other class, the shares transferred shall thereupon become and thereafter be designated as shares of that other class. In the event that the "A Class" ordinary shares become the majority of the issued shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three A-Directors while the holder of the majority of the "C Class" ordinary shares shall have the right to appoint two C-Directors. In the event that the "C Class" ordinary shares become the majority of the issued shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three C-Directors to the Board whilst the holder of the majority of the "A Class" ordinary shares shall have the right to appoint two A-Directors to the Board;

(c)
For the avoidance of doubt, the “A Class” Shares to be acquired by Olympus from Gladioli pursuant to the Share Sale Agreement shall remain “A Class” Shares and from the date of this Deed Olympus shall be the holder of a majority of the “A Class” shares and shall be entitled to appoint two directors of the Company under (a) above.  Notwithstanding the foregoing, Olympus shall, for so long as Gladioli holds not less than 20% of the “A Class” shares, ensure that one of the directors of the Company appointed by it is Mr Ling.  Mr Ling agrees to remain a director of the Company until such time as the holder(s) of the majority of the “A Class” shares removes him from office or until such time as Olympus requests that he tender his resignation as a director.

1.3
The powers of the Shareholders to appoint Directors hereunder shall include the powers to fix the period of their appointment and to remove a Director so appointed. Whenever a Director for any reason whatsoever ceases to be a Director of the Company, the party which nominated such Director shall be entitled to nominate another Director in his place.

1.4
The right of nomination, determination of period of office or removal of a Director pursuant to this Clause shall be exercised by notice in writing signed by or on behalf of the party entitled to exercise such right. Such notice shall be addressed to the Secretary for the time being of the Company and such nomination, determination or removal shall take effect from the date of receipt of such notice or on the date specified therein, whichever shall be later.

1.5	Any Director may from time to time appoint any person to be an Alternate Director of the Company, and may at any time remove the Alternate Director so appointed by him from office.

1.6
The first Chairman of the Board shall be Paul Seton who is deemed appointed by the holder of the majority of the "C Class" shares.  The Chairman shall hold office for one year following which a new Chairman shall be elected by the Directors from time to time on the nomination of the holder of the majority of the “A Class” shares and each year thereafter a new Chairman shall be appointed on the basis of a nomination made by the holder of a majority of the “C Class” shares and the holder of the majority of the “A Class” shares on an alternating basis.  The Chairman shall automatically cease to hold such office if he ceases for any reason to be a Director of the Company. The Chairman shall not have a second or casting vote at any meeting of the Company or its directors.

1.7
Each of the Directors of the Company shall be given written notice of the time, date and place of meetings of the Board at least seven (7) days prior to the date of convocation of such meeting in each case; provided, however, that such period of notice may be shortened for any particular meeting by the unanimous written consent of all the Directors in office. All such notices shall be accompanied by a complete agenda for the meeting. All such notices and agenda items shall be set forth in English.  The quorum necessary for the transaction of business at a meeting of the Board shall be two (2) Directors or their Alternates and comprising at least one C-Director provided that if a quorum is not present at any meeting, such meeting shall stand adjourned to the same time and place one (1) week later and if a quorum is not present at the adjourned meeting then the Director or Directors present shall constitute a quorum and may deal with the business for which such meeting was convened.

1.8
Each Shareholder undertakes to vote, or to cause the Directors elected or appointed on its nomination as the case may be, to vote or take such necessary actions as to give effect to and implement the provisions of the Agreement to which this Schedule is attached.

1.9	The Board shall meet at least once every calendar quarter.

1.10	Unless otherwise stated in this Deed, all decisions of the Board shall be made by majority vote.

1.11	The Directors will not be entitled to any remuneration from the Company for the services they perform in their role as Director.

1.12	All proceedings of the Board will be fully and accurately minuted in English and all meetings of the Board shall be conducted in English.

1.13
The Board may take decisions without holding a meeting. A resolution in writing signed by all members of the Board for the time being shall be as valid as if it had been duly passed unanimously at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each duly signed by one or more members of the Board.  Any such document may be signed and sent by facsimile or other electronic means.

1.14
The members of the Board may meet by means of a telephone or other audio meeting provided that the requisite Directors required to constitute a quorum are contemporaneously linked together by telephone or other audio means whereby all Directors present can hear each other.

2.	Accounting/Financial Policies

2.1	Each Company shall adopt such accounting policies as the board of the relevant Company may from time to time determine.

2.2
The accounting period of each Company shall end on such date as the board of the relevant Company may determine from time to time.  The Manager will maintain, for and on behalf of the Company, detailed and comprehensive cost accounting records, prepared in accordance with the accounting procedures and policies determined by the board of the Company and IFRS, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the result of operations for managerial, tax, regulatory or other financial reporting purposes.  Such records will be retained for the duration of any period necessary to comply with tax or other regulatory requirements.  The records will reflect all obligations, advances and credits of the Shareholders.

2.3
At the end of each of its accounting periods, the books of accounts and records of the Company shall be audited by Messrs Ernst & Young or such other auditors as Olympus and BML may specify.  The auditors of the Company for the time being are eligible for re-appointment at the annual general meeting of the Company.  The auditors of the Company for the time being shall prepare and supply to the Shareholders their report on the financial accounts of the Company suitable for use by each in connection with its financial and tax reports.

2.4
Subject to the following, as soon as possible after the close of each month but not later than the 30th of the following month, the Manager shall, on behalf of the Company, submit to the board of directors a financial report, including actual performance against budget (and explanation of major variances) in respect of such month and the accounting period to date.  The Manager shall, on behalf of the Company, provide to the board of directors as soon as possible after the close of each month sales, operations, production, marketing and personnel reports in respect of such month. Until such time as a development Project has commenced the Company will only be required to report in accordance with the foregoing on a quarterly basis for each of the quarterly periods ending on 31 March, 30 June, 30 September and 31 December in each year.

2.5
The Manager will maintain, in the name and on behalf of the Company, one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts.  Such accounts will be interest bearing, if practical.

2.6	The financial affairs of the Company shall be managed on a commercial basis and be conducted in accordance with the following policies:

(a)
The Company shall pay all ordinary and necessary liabilities incurred in the operation of its business. The revenues from operations of the Company shall be applied by the Company to pay such liabilities and:

(i)	To pay any and all Development Expenditure and Exploration Expenditure;

(ii)	To pay capital expenditures and to establish appropriate reserves therefore;

(iii)	To repay Shareholder loans, redeem preference shares and pay dividends as provided in this Deed; and

(iv)	To make such other payments as may be directed from time to time by the Board.

(b)	Surplus moneys not immediately required for the conduct of the Company's operations may be invested by the Manager on behalf of the Company:

(i)	On deposit with any licensed bank, or

(ii)	In any other manner approved by the board of directors of the Company.

(c)
The Manager shall at all times take into consideration the policies of the Government of Malaysia in the granting of the Tenements when entering into any business arrangement or contract. In particular, but without limiting the generality of the foregoing the contract for the construction of a Mill shall be made by way of open tender and the Manager shall endeavour to use Malaysian contractors if such tenders are at competitive price terms and the services and/or goods offered are of a quality comparable with tenders by foreign parties.

(d)	The Manager shall not take any of the following actions on behalf of the Company unless approved by a resolution of the Board.

(i)
The exercise of any of the Company's borrowing powers (including the establishment of any bank overdraft and the raising of any limit on such overdraft), the exercise of any of the Company's powers to mortgage or charge its undertaking or property or any part thereof or the exercise of any of the Company's powers to guarantee any obligation of any third party;

(ii)	The declaration of any dividend or other distribution (other than dividends payable on the preference shares which shall be approved by a simple majority vote);

(iii)
The entry by the Company into any material long term contracts or arrangements or any contracts or arrangements made otherwise than in the ordinary course of the Company's business or otherwise than on an arm's length basis, except, in each case, any contract required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme;

(iv)
The incurring by the Company of any single item of capital expenditure which has not been approved under the budget for such financial year (as established by the Board of the Company) and which exceeds 20% of the amount of capital expenditure contemplated in such approved budget;

(v)	Any change in the accounting policies or practices of the Company; and/or

(vi)
The entry by the Company into any joint venture or partnership except, in each case, any joint venture or partnership required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme.

2.7	The distribution policy of the Company shall be determined by its board of directors from time to time.

2.8
Notwithstanding anything contained in the preceding provisions of this Clause, the following matters shall require the unanimous consent of the Directors or the Shareholders of the Company for the time being:

(a)	Any distribution of shares in the Company to the Shareholders arising from capitalisation of share premium accounts;

(b)
Any issuance of ordinary shares in the Company other than as contemplated by this Deed.  For the avoidance of doubt, the issuance of preference shares during the Exploration phase and in accordance with an approved budget only requires approval by simple majority vote of the Board and Shareholders.

3.	Shares

3.1
All shares to be issued by the Company hereafter shall be subject to the approval of the meeting of Shareholders of the Company and in accordance with the applicable provisions of the Companies Act 1965 (“Companies Act”). Neither of the Shareholders will vote at such meetings against the passing of resolutions or proposals authorising the Company and the Board to issue from time to time such numbers of shares as shall be necessary to enable the implementation of the provisions of this Deed.

3.2
Without the prior written consent of the other Shareholder or as otherwise provided in this Deed, no Shareholder shall transfer or otherwise dispose of its shareholdings now or hereafter owned by it, or any rights or interests therein, to any person, firm, corporation or other entity except in accordance with the following provisions of this Deed.

3.3
Any of the Shareholders may assign and transfer the whole of its rights and obligations under this Deed and the whole of its shareholding in the Company to a corporation which is an Affiliate or Related Company of such shareholder or, in the case of BML and Olympus, a related body corporate within the meaning of the Corporations Law of Australia, a related company as defined in the New Zealand Companies Act 1993 or an affiliate as defined in the Canadian Business Corporations Act but the transfer of such shares to any such company shall be subject to approval being obtained from the relevant regulatory authorities in Malaysia, including but not limited to FIC and to the transferor and the transferee first undertaking to the other Shareholder that the transferee shall not cease to be an affiliate or related company of the transferor without first transferring all the shares held by it in the Company back to the transferor or to another affiliate or related company of the transferor.

3.4
Subject to the provisions of 3.3 above and subject to any transfer of shares pursuant to the Share Sale Agreement (which transfer is expressly permitted) any Shareholder who wishes to transfer its shareholding in the Company shall comply with the following:

(a)
Before transferring or requiring the Company to register a transfer of any shares, the Shareholder proposing to transfer the same (hereinafter called "the proposing transferor") shall give a notice in writing (hereinafter called "the transfer notice") to the Company that it desires to transfer the same and the transfer notice shall constitute the Company its agent for the sale of the shares therein mentioned at the prescribed price to any Shareholder. A transfer notice once given shall not be revocable except with the approval of the Board. Unless agreed in writing by the other Shareholders, a transfer notice must be given in respect of all (and not some only) of the proposing transferor’s shares in NBG and the Milling Company;

(b)
All shares included in any transfer notice shall be offered by the Company in the first instance for sale at the prescribed price to the other Shareholders. All offers of shares under this paragraph shall be made by writing sent through the post in prepaid letters addressed or by facsimile transmission to the

Shareholders at their respective registered addresses, and every such offer shall have a time period of sixty (60) days within which the offer must be accepted or in default may be treated as declined.

Every such offer shall be capable of acceptance by the offeree or its nominee, (such nominee to be, if Malaysian law or governmental policy so requires, a Malaysian citizen or corporation qualified to accept and hold such shares).

(c)
If the Company within a period of sixty (60) days after receiving the transfer notice (or such longer period as may be necessitated by the provisions of paragraphs (g) or (h) below) shall find a Shareholder or nominee of a Shareholder (hereinafter called "the purchaser") willing to purchase the shares therein mentioned, the Company shall give notice in writing thereof to the proposing transferor, and such transferor shall be bound, upon payment of the prescribed price, to transfer the shares mentioned in the transfer notice to the purchaser thereof.

(d)
Every notice by the Company under paragraph (c) stating that it has found a purchaser for the shares shall state the name and address of the purchaser and the purchase shall be completed at a place and time to be fixed by the Company, not being more than (30) days after the date on which the prescribed price of those shares shall have been agreed or fixed as hereinafter provided, unless the provisions contained in paragraph (h) shall apply.

(e)
If the proposing transferor, after having become bound to transfer shares to a purchaser, shall make default in transferring the shares, the Company may transfer the shares to the purchaser, and the Company may receive the purchase money, and shall thereupon cause the name of the purchaser to be entered in the register as the holder of the shares, and shall hold the purchase money in trust for the transferor. The receipt of the Company for the purchase moneys shall be a good discharge to the purchaser, and he or it shall not be bound to see to the application thereof, and after the name of the purchaser has been entered in the register in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any Shareholder.

(f)
If the Company shall not, within a period of sixty (60) days after receiving a transfer notice (or such longer period as may be necessitated by the provisions of paragraphs (g) or (h) below), find a Shareholder or nominee of a Shareholder desiring to purchase the shares mentioned in the transfer notice, and has given notice in writing thereof to the proposing transferor, or if the Company shall within the period aforesaid give to the proposing transferor notice in writing that the Company has no prospect of finding purchasers of such shares, the proposing transferor shall be at liberty to transfer the shares at any time within one hundred and twenty (120) days after giving the transfer notice to any person or company qualified under Malaysian law and governmental policy to accept and hold such shares, at a price not being less than the price at which the shares were offered to the Shareholder.

(g)
In this Clause "the prescribed price" means the sum per share specified in any transfer notice as the sum which the proposing transferor giving the notice fixes as the fair value of the shares therein mentioned, unless the purchaser, when agreeing to purchase the shares notifies the Company that he does not accept such sum as the fair value of the shares, in which case, and also in any case where the transfer notice does not specify any sum per share as the fair value of the shares included therein, or is deemed to be given pursuant to any provision of these presents, the prescribed price of the shares being purchased shall be the fair value of the shares to be agreed between the proposing transferor and the purchaser within fourteen (14) days after the name and address of the purchaser is notified by the Company to the proposing transferor or, failing such agreement, the fair value determined by an internationally recognised merchant bank nominated by the Company's main banker. All costs incurred shall be borne equally by the proposing transferor and the purchaser concerned. The merchant bank shall be acting as an expert not as an arbitrator and the provisions of the Arbitration Act 2005 shall not apply.

(h)
Notwithstanding anything herein contained (but excluding any transfer of shares pursuant to the Share Sale Agreement) where the sale of any share shall be subject to approval being obtained from the relevant regulatory authorities in Malaysia, including but not limited to the FIC then completion of the sale of shares shall be subject to such approvals being obtained.

3.5
If any Shareholder shall be adjudged bankrupt or a receiving order be made against him or it or go into liquidation (other than for the purpose of amalgamation and reconstruction) his or its trustee in bankruptcy or liquidator, as the case may be, shall be bound forthwith to give to the Company a transfer notice as provided in 3.4 above in respect of all the shares registered in the name of such Shareholder, and if no such transfer notice is given within one (1) month of the bankruptcy, receivership or liquidation, the receiver, trustee in bankruptcy or liquidator shall be deemed to have given such notice at the expiration of the said period of one (1) month and the provisions of these presents shall have effect accordingly.

3.6
All restrictions on transfer of shares in paragraphs 3.1 to 3.5 above or elsewhere in this Deed shall terminate with respect to BML and Olympus on and from completion of the purchase by Olympus of the Tranche Four Shares but, for the avoidance of doubt, such restrictions shall continue to bind each other holder of shares in a Company.

3.7
Notwithstanding anything hereinbefore contained, but subject to any transfer of shares under the Share Sale Agreement, no transfer of any share to any person or company who is not a party to this Deed and to whom it is intended to be transferred shall be registered unless such person or company shall first sign an agreement in a form satisfactory to the Board whereby the terms and conditions of this Deed (subject to such amendments thereto as shall from time to time be in force) become binding upon and enforceable by and against such person or company in all respects from the date of the transfer as if he had been a party named herein and a signatory hereto originally.

3.8	Each ordinary share shall entitle the holder to one vote on any resolution of the shareholders of the Company.

4.	Shareholders' Meetings

4.1
Except as otherwise required by mandatory provisions of the Companies Act each Shareholder shall be given notice of the time, date and place of general meetings of the Shareholders of the Company at least twenty-one (21) days prior to the date of convocation of such meetings; provided that such period of notice may be shortened for particular meetings with the unanimous written consent of all the Shareholders. All such notices shall be accompanied by a complete agenda for the meeting in each case and if possible the texts of resolutions proposed to be adopted at such meetings.

4.2
Except as otherwise required by mandatory provisions of the Companies Act a quorum for a general meeting of the Shareholders of the Company shall require the presence, in person or by proxy of Shareholders of the Company holding more than seventy percent (70%) of the total issued shares and entitled to vote thereat, and resolutions of general meetings of Shareholders of the Company shall be adopted by affirmative vote as prescribed in the Articles of Association of the Company or applicable provisions under the Companies Act Provided that, if at any general meeting, a quorum as hereinbefore specified is not present, then the meeting shall stand adjourned for one (1) week to the same time and place and, at the adjourned meeting, the Shareholder or Shareholders present shall constitute a quorum.

4.3
Save as otherwise required by applicable laws or expressly stated in this Deed, all resolutions of Shareholders shall be effective and binding if passed by Shareholder(s) holding more than 50% of the issued ordinary shares in the Company (or by the representatives or proxies of such Shareholder(s)).

5.	General Meetings

5.1
General Meeting:  Notwithstanding anything in the Articles to the contrary, no business shall be transacted at any general meeting of the Company unless a quorum of members is present throughout the meeting.

SCHEDULE D

Licence Applications

(A)  Mining Lease (ML) Under Renewal Application

Company/Applicant	License No.	Area (Ha)	Minerals Applied For	Expiry Date Of Original ML	Application For Renewal Dated
Gunong Wang Mining Sdn. Bhd.	ML 101	48.16	Gold/Antimony	30/10/1999	31/10/1998
	Total Area (Ha)	48.16

(B)  Mining Certificates (MC’s) Under Renewal Application

Company	Certificate No	Area(Ha)	Minerals Applied for	Expiry Date of Original MC	Application For Renewal Dated
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/1/1987	194	Gold/Silver/Base Metals	Not specified*	05/12/2007
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987 (A)	82	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987 (B)	3,237	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/3/1987	7,240	Gold/Silver/Base Metals/Calcium	31/07/2008	15/03/2008
Gladioli Enterprises Sdn. Bhd.	MC No. SD/1/1987	1,379	Gold/Silver/Base Metals/Calcium	12/07/2008	15/03/2008
	Total Area (Ha)	12,132
* Expiry date of MC 1D/1/1987 not specified in original MC document. The expiry date of MC 1D/1/1987 has been assumed to expire on 12/07/2008, same expiry date for MC 1D/2/1987 & MC SD/1/1987 since they were issued at the same time.

(C)  New Application of Mining Certificates (MC’s) Over Expired Mining Leases (ML’s) of Other Companies

Company/Applicant	Expired Mining License No. 1	Area (Ha)	Minerals Applied For	Expiry Date Of Original ML	Application Letter Dated 2
Gladioli Enterprises Sdn. Bhd.	Ex-ML 93	17.10	Gold/ Silver/Base Metals	28/08/2001	22/09/2006
Gladioli Enterprises Sdn. Bhd.	Ex-ML 129	263	Gold/ Silver/Base Metals	26/02/2002	22/09/2006
Gladioli Enterprises Sdn. Bhd.	Ex-ML 132	126	Gold/ Silver/Base Metals	01/04/2003	22/09/2006
	Total Area (Ha)	406.10
1 Ex-ML 93: Syarikat Tabai Sdn Bhd	2 Presentation to the authority carried out on 19/09/2009
Ex-ML 129: Syarikat Kalimantan Enterprise Sdn Bhd	Application Forms submitted on 21st September 2007
Ex-ML 132: Southern Gold Mining Development Sdn Bhd

(D)  Exclusive Prospecting Licenses (EPL’s) Under Renewal Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original EPL’s	Renewal Application Dated
Gladioli Enterprises Sdn. Bhd.	EPL Lot 1	7,163	Gold/Silver/Mercury/ Calcium	11/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 2	1,210	Gold/Silver/Mercury/ Calcium	12/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3a	1,070	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3b	3,785	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL Lot 4	8,373	Gold/Silver/Mercury/ Calcium	15/05/1990	05/01/1990
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5A]	1,817	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5B (1)]	1,897	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 338 [Lot 6]	763.53	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 339 [Lot 9]	1,710	Gold, Silver and Base Metals	14/12/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	EPL 340 [Lot 7]	927	Gold, Silver and Base Metals	27/09/1996	20/09/1998
	Total Area (Ha)	28,715.53

(E)	Exclusive Prospecting License (EPL) Under New Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Application Date	Remark
Gladioli Enterprises Sdn. Bhd.	EPL [Lot 8]	2,000	Gold, Silver and Base Metals	09/08/1994	See footnote 1
	Total Area (Ha)	2,000
1 Gladioli Enterprises Sdn Bhd applied:
(i)   to renew 2 portions of the original area of GPL no. 3/1992;
(ii) for one EPL [Lot 8] to be issued from part of the original area of GPL No. 3/1992

(F)  General Prospecting Licenses (GPLs) Under Renewal Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original GPL’s	Application For Renewal Dated
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 a	2,800	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 b	5,700	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 4/1992	4,061	Gold, Silver and Base Metals	25/08/1994	09/08/1994
Gladioli Enterprises Sdn. Bhd.	GPL No. 7/1995	17,028	Gold, Silver and Base Metals	09/11/1997	06/03/1998
Gladioli Enterprises Sdn. Bhd.	GPL 4/1996	492.90	Gold, Silver and Base Metals	14/11/1998	30/10/1998
Gladioli Enterprises Sdn. Bhd.	GPL 39/1997	5726.50	Metal/or Mineral other than Mineral Oils	21/08/1999	05/01/2000
	Total Area (Ha)	35,808.40

(G)  General Prospecting Licenses (GPL’s) Under New Application

Company/Applicant	GPL Applied For	Area (Ha) Applied For	Minerals Applied For In New Application	Application Date
Gladioli Enterprises Sdn. Bhd.	SB1-SB6	77,500	Gold, Mercury, Copper, Antimony, Coal and Industrial Minerals	27/03/1996
	Total Area (Ha)	77,500

(H)  General Prospecting Licenses (GPL’s) Under Exclusive Prospecting License (EPL) Application

Company/Applicant	License No.	Area (Ha) Applied For	Minerals Applied For	Expiry Date Of Original GPL	Application For EPL Dated
Gladioli Enterprises Sdn. Bhd.	GPL 01/2008/1D	30.97	Gold, Silver and Base Metals	13/04/2010	24/09/2009
	Total Area (Ha)	30.97

SCHEDULE E

Share Capital of Gladioli Companies

Gladioli Company	Shareholder	Shares Held
Bukit Lintang Enterprises Sdn Bhd	Ling Lee Soon	150,000 (60%)
	John Bin Jais @ Jae	100,000 (40%)
Buroi Mining Sdn Bhd	Ling Lee Soon	500,000 (50%)
	John Bin Jais @ Jae	300,000 (30%)
	Lembaga Tabung Angkatan Tentera	100,000 (10%)
	Tinohurst Investments Ltd	100,000 (10%)
Carino Sdn Bhd	Ling Lee Soon	699 (69.9%)
	Ling Lee Kong	1 (0.1%)
	John Bin Jais @ Jae	300 (30%)
Gladioli Enterprises Sdn Bhd	Ling Lee Soon	600,000 (60%)
	John Bin Jais @ Jae	400,000 (40%)
Gunong Wang Mining Sdn Bhd	Ling Lee Soon	21,000 (70%)
	John in Jais @ Jae	9.000 (30%)
Priority Trading Sdn Bhd	Ling Lee Soon	210,000 (70%)
	John in Jais @ Jae	90,000 (30%)
Bukit Young Goldmine Sdn Bhd	Ariffin Kusuma	177,500 (47.3%)
	John Bin Jais @ Jae	112,500 (30%)
	Ling Lee Soon	85,000 (22.7%)

SCHEDULE F

Back-Rent

1	GLADIOLI ENTERPRISES SDN.BHD.					Annual Mining Rent	Mining Rent Paid	Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006	Surcharge 10%	Total Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006
		LOCALITY	ORIGINAL AREA (Ha)	AREA AFTER RENEWAL(Ha)	EXPIRY DATE	RM	RM	RM	RM	RM
	MC1D/1/1987	Jugan Road/ Sirenggok Road/ Jambusan Road/ Bau	194.00	N/A		1,940.00	-	9,700.00	970.00	10,670.00
	ML 117	Bau District (Tai Parit & Arong Bakit )	60.00	52.10	09.01.2025	600.00	3,000.00	-	-	-
	ML 119	Bau District (Jugan)	5.281	5.281	23.05.2025	53.00	265.00	-	-	-
	MC1D/2/1987	Buso/Paku Road (Bau) & Subang (Pedawan)	3,319	N/A		33,190.00	-	199,140.00	19,914.00	219,045.00
	MC1D/3/1987	Bau/Krokong/Pangkalan Tebang	7,240	N/A		72,400.00	-	362,000.00	36,200.00	398,200.00
	MCSD/1/1987	Tama/Tebakang/Tebedu Road/Serian	1,379	N/A		13,790.00	-	68,950.00	6,895.00	75,845.00
	MCKD/01/1994	West Pedi/Paku/Buso/Merembeh/Jambusan/Sirenggok Area	1,694.86	N/A		16,948.60	-	84,743.00	8,474.30	93,217.30
						138,921.60	3,265.00	724,533.00	72,453.30	796,986.30
1	Total Amount (RM) : Mining Rent Paid and Mining Rent Overdue:				800,251.30

2	BUKIT LINTANG ENTERPRISES SDN.BHD.					Annual Mining Rent	Mining Rent Paid	Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006	Surcharge 10%	Total Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006
		LOCALITY	ORIGINAL AREA (Ha)	AREA AFTER RENEWAL(Ha)	EXPIRY DATE	RM	RM	RM	RM	RM
	ML 102	Bau District (Bukit Young mine site )	41.70	41.70	11.06.2025	417.00	417.00	1,668.00	166.80	1,834.80
	ML 109	Bau District (Bekajang)	12.735	12.735	11.06.2025	127.35	127.35	509.40	50.94	560.34
	ML 121	Bau District (Bidi Road)	41.67	33.80	11.06.2025	417.00	1,668.00	-	-	-
	ML 122	Bau District (Jambusan Road)	50.90	49.0934	22.05.2025	509.00	2,036.00	-	-	-
						1,470.35	5,174.35	2,177.40	217.74	2,395.14
2	Total Amount (RM) : Mining Rent Paid and Mining Rent Overdue:				7569.49

3	PRIORITY TRADING SDN.BHD.					Annual Mining Rent	Mining Rent Paid	Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006	Surcharge 10%	Total Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006
	TENEMENT	LOCALITY	ORIGINAL AREA (Ha)	AREA AFTER RENEWAL(Ha)	EXPIRY DATE	RM	RM	RM	RM	RM
	ML 108	Bau District (Tai Ton)	139.60	139.60	18.01.2023	1,396.00	1,396.00	5,584.00	558.40	6,142.40
	ML 123	Bau District (Tai Ton)	2.60	2.60	22.06.2024	26.00	130.00	-	-
						1,422.00	1,526.00	5,584.00	558.40	6,142.40
3	Total Amount (RM) : Mining Rent Paid and Mining Rent Overdue:				7,668.40

4	CARINO SDN.BHD.					Annual Mining Rent	Mining Rent Paid	Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006	Surcharge 10%	Total Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006
	TENEMENT	LOCALITY	ORIGINAL AREA (Ha)	AREA AFTER RENEWAL(Ha)	EXPIRY DATE	RM	RM	RM	RM	RM
	ML 115	Bau District (G. Krian)	49.40	49.40	04.03.2024	494.00	2,470.00	-	-	-
4	Total Amount (RM) : Mining Rent Paid and Mining Rent Overdue:				2,470.00

5	BUROI MINING SDN.BHD.					Annual Mining Rent	Mining Rent Paid	Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006	Surcharge 10%	Total Mining Rent Overdue For 2002, 2003, 2004, 2005 & 2006
	TENEMENT	LOCALITY	ORIGINAL AREA (Ha)	AREA AFTER RENEWAL(Ha)	EXPIRY DATE	RM	RM	RM	RM	RM
	ML 125	Bau District (S. Buroi)	409.50	409.50	19.11.2025	4,095.00	-	20,475.00	2,047.50	22,522.50
5	Total Amount (RM) : Mining Rent Paid and Mining Rent Overdue:				22,522.50

Grand Total of mining rentals to be paid upfront (RM): 840,481.69
RM	840,481.69	12,435.35	828,046.34

SCHEDULE G
(Separate Bundle)

Power of attorney regarding Development and Mining
And Ore Sale and Purchase Agreements

POWER OF ATTORNEY

A POWER OF ATTORNEY given on this     day of
by (1) GLADIOLI ENTERPRISES SDN BHD (Company No. 89270-K), (2) BUKIT LINTANG ENTERPRISES SDN BHD (Company No. 91725-H), (3) CARINO SDN BHD (Company No. 100173-V), (4) PRIORITY TRADING SDN BHD (Company No. 89740-K), (5) BUROI MINING SDN BHD (Company NO. 35548-U), (6) GUNONG WANG MINING SDN BHD (Company No. 72530-H) and (7) BUKIT YOUNG GOLDMINE SDN BHD (Company No. 41863-X) (collectively, the “Donors”), all companies incorporated in Malaysia and having their registered offices at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia, in favour of (1) NORTH BORNEO GOLD SDN BHD (Company No. 666174-A), a company incorporated in Malaysia and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (“NBG”), (2) BAU MINING LIMITED (Company No. 28544), a company incorporated in Samoa under the International Companies Act 1987 and having its registered office at Intetrust Limited, Level 1, Central Bank of Samoa Building, Beach Road, Apia, Samoa, and (3) OLYMPUS PACIFIC MINERALS NZ LIMITED (Company No. 2338614), a company incorporated in New Zealand and having its registered address at Level 11, 57 Fort Street, Auckland 1010, New Zealand (each an “Attorney”).

WHEREAS:

(A)
Pursuant to the Amended and Restated Exploration and Shareholders’ Agreement relating to the Bau Project dated October 2010 (“Exploration and Shareholders’ Agreement”) between the Donors, the Attorneys, LING LEE SOON (NRIC No. 450126-13-5081) and JOHN BIN JAIS @ JAE (NRIC No. 410502-13-5151) (collectively “the Parties”), the Parties agreed, among others, that if Clause 16.3(b) of the Exploration and Shareholders’ Agreement applies:-

(i)	NBG and the relevant Gladioli Companies who own the relevant Tenements, the subject of the Development Decision, would enter into a Development and Mining Agreement; and

(ii)	a Milling Company and the relevant Gladioli Companies who own the relevant Tenements, the subject of the Development Decision, would enter into an Ore Sale and Purchase Agreement,

(collectively “the Agreements”)

(B)
The Donors, pursuant to the Exploration and Shareholders’ Agreement, are desirous of appointing the Attorneys as attorneys to deal with matters relating to the Agreements in the manner herein contained.

(C)	Unless otherwise defined herein, the terms and expressions used herein shall have the same meanings as in the Exploration and Shareholders’ Agreement.

NOW THIS DEED WITNESSETH as follows:

The Donors hereby irrevocably appoint the Attorneys or any of their directors or general managers or managers or any of their officers or nominee company (from time to time duly appointed or authorised in writing by the Attorney for the purposes herein and the certificate of the Attorney of such appointment shall be final and conclusive) to be the Donors’ attorney or attorneys for or in the Donors’ name or otherwise in the name of the Attorneys to do and execute the following acts, deeds instruments and things either solely and/or jointly as and when the Attorneys, acting sole and/or jointly, shall think fit:-

(a)
execute and deliver the Agreements and such other relevant documents in the form and substance as the Attorney thinks fit subject always to the provisions of the Exploration and Shareholders’ Agreement;

(b)
amend, novate or vary the Agreements as the Attorney thinks fit (including the signing of any notice or ancillary instrument, or amending or varying the parties), and execute and deliver (which delivery may be conditional or unconditional) any document which effects or evidences the amendment, novation, variation or termination;

(c)	do anything which, in the opinion of the Attorney is necessary, expedient or incidental to or in any way relates to:

(i)	any document (including the Agreements) referred to in (a) and (b); or

(ii)
anything which is connected with, related to, contemplated by or associated with the Agreements, the subject matter of the Agreements, the transactions contemplated by the Agreements; or any business or contract that is referred to in the Agreements (referred to as a “Transaction Related Matter”);

(d)	execute and deliver (which delivery may be conditional or unconditional), any agreement, deed, instrument, letter or other document related to, ancillary to or incidental to the Agreements;

(e)	do anything which, in the opinion of the Attorney, ought to be done by the Donors under the Agreements;

(f)
do anything (including execute and deliver any agreement or deed) which, in the opinion of the Attorney(s) is necessary or desirable to the Donors’ dealings with any third party (in whatever country) in connection with any Transaction Related Matter, including any government or semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (each an “External Agency”) including the making of applications, submissions, filings or the provision of information to an External Agency;

(g)	take any action related to the subject matter of the Agreements;

(h)
execute and deliver (conditionally or unconditionally) any acceptance, agreement, authorisation, appointment, certificate, comment, confirmation, deed, direction, engagement, form, instrument, instruction, letter, nomination, notification, release, representation, statement, undertaking or warranty which, in the opinion of the Attorney, it is necessary or desirable to execute for the Donor or which is in any way (directly or indirectly) associated with any Transaction Related Matter;

(i)	do anything that the Donors could lawfully do and sign and execute all documents as may be necessary for effectuating any of the purposes aforesaid; and

(j)	if the Attorney deems necessary, procure the Donors to execute such other documents or instruments as the Attorney deems necessary for effectuating any of the purposes aforesaid.

AND THE DONORS DECLARE THAT:

(a)
this Power of Attorney shall become effective immediately and shall continue to be effective until it is revoked in its entirety or in part by the Donors with the prior consent in writing of the Attorneys;

(b)
all and every act, matter, deed, things, transfer, assignment, memoranda, instrument or document whatsoever which shall be by the Attorneys or any one of them given, made, executed or done for any of the aforesaid purposes shall be as good, valid and effectual to all intents and purposes whatsoever as if the same had been signed, sealed, delivered, given or made or done by the Donors or Donors in person;

(c)	the Donors undertake at all times to ratify all whatsoever the Attorneys shall lawfully do or cause to be done in or concerning the premises by virtue of this Power of Attorney;

(d)	an Attorney may exercise any powers under this Power of Attorney in the name of the Donors or in the name of the Attorney and as the act of the Donors;

(e)
an Attorney may exercise the powers conferred by this Power of Attorney or by law even though that Attorney may have a conflict of interest in exercising those powers or a direct or personal interest in the means or result of that exercise of those powers;

(f)	an Attorney may, at any time, appoint or remove any substitute or delegate or sub-attorney;

(g)
the Donors authorise the Attorneys to do all things necessary to ensure the registration and stamping of this Power of Attorney in the jurisdictions in which it must be registered and stamped to ensure its enforceability and validity for the purposes of this Power of Attorney;

(h)	any reference in this Power of Attorney to including or includes (or any similar terms) is to be read without limitation;

(i)
the Donors hereby agree at all times hereafter to save harmless and keep the Attorneys indemnified against all actions, proceedings, claims, demand, penalties, costs and expenses which may be brought or made against or incurred by the Attorney in relation to the Agreements or a Transaction Related Matter;

(j)
if anything in this Power of Attorney is wholly or partly invalid or unenforceable, that thing or part of it that is invalid or unenforceable must, to that extent, be treated as deleted from this Power of Attorney.  This does not affect the validity or enforceability of the remaining parts of this Power of Attorney.

IN WITNESS WHEREOF the Donors have hereunto executed this instrument the day and year below written.

THE COMMON SEAL of GLADIOLI	)
ENTERPRISES SDN BHD	)
(Company No. 89270-K) was hereunto	)
affixed by authority of its Board of	)
directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):
NRIC No/Passport No (printed):	NRIC No/Passport No (printed):

I,____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of GLADIOLI ENTERPRISES SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand

THE COMMON SEAL of BUKIT	)
LINTANG ENTERPRISES SDN BHD	)
(Company No. 91725-H) was hereunto	)
affixed by authority of its	)
board of Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

I,____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of BUKIT LINTANG ENTERPRISES SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

THE COMMON SEAL of CARINO	)
SDN BHD (Company No. 100173-V))
was hereunto affixed by	)
authority of its board of Directors	)
in the presence of:	)

__________________________________	__________________________________
Director Name (printed):	Director/Secretary Name (printed):

I, ____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of CARINO SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

THE COMMON SEAL of PRIORITY	)
TRADING SDN BHD	)
(Company No. 89740-K) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

I, ____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of PRIORITY TRADING SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

THE COMMON SEAL of BUROI	)
MINING SDN BHD	)
(Company No. 35548-U) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

I, ____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of BUROI MINING SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

THE COMMON SEAL of GUNONG	)
WANG MINING SDN BHD	)
(Company No. 72530-H) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

I, ____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of GUNONG WANG MINING SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

THE COMMON SEAL of BUKIT	)
YOUNG GOLDMINE SDN BHD	)
(Company No.41863-X) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

I, ____________________________________________________

A Notary Public practicing/ Commissioner of Oaths officiating at ____________________________________________________ hereby certify that on this         day of                 2010, the Common Seal of BUKIT YOUNG GOLDMINE SDN BHD was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand,

SCHEDULE H

Development and Mining Agreement

THIS AGREEMENT is made on

1.	[Relevant entity(s) which own the Project Tenement(s)] (Company No. [	]), a company incorporated in Malaysia and having its registered office at [	] ("Owner"); and

2.	NORTH BORNEO GOLD SDN BHD, a company incorporated in Malaysia and having its registered office at [	] ("Contractor").

WHEREAS:

A.           The Owner is the owner of the Project Tenements.

B.
The Contractor has carried out or procured the carrying out of a Final Feasibility Study relating to the Project Tenements and as a result thereof it has been decided to develop the Project on the Project Tenements.

C.
The Owner desires to appoint the Contractor to undertake, on Owner's behalf and on the terms and conditions hereinafter contained, the development and operation of the Mine including the delivery of ore won therefrom to the Milling Company.

NOW IT IS HEREBY AGREED AND DECLARED as follows:

1.           Definitions and Interpretation

(a)           Definitions:

"Contractor's Development Costs" means all capital costs incurred by the Contractor in relation to the Mine including interest on borrowings.

“Contractors Exploration Costs” means all Exploration Expenditure incurred by the Contractor prior to the date of this Agreement to the extent that the same has not already been recouped by the Contractor under a prior development and mining agreement.

"Contractor's Operating Costs" means all costs (other than Contractor’s Development Costs) incurred by the Contractor in relation to the Mine and the mining of ore from the Mine and delivery thereof to the Milling Company including interest on borrowings.

"Contractor's Development Fee" for any period shall mean the Contractor's Development Costs incurred during such period plus 1.5% or such other percentage as may be agreed between Owner and the Contractor.

"Contractor's Operating Fee" for any period shall mean the Contractor's Operating Costs incurred during such period plus 1.5% or such other percentage as may be agreed between Owner and the Contractor.

"Exploration and Shareholders' Agreement" means the amended and restated exploration and shareholders’ agreement made on [                   ] between, inter alia, the Owner and the Contractor.

“Exploration Expenditure” has the meaning given to that term in the Exploration and Shareholder’s Agreement.

“Mine” means a mine for gold and/or other minerals within the Mining Area to be developed, equipped and operated by the Contractor pursuant to this Agreement and includes all earthworks, plant, infrastructure, accommodation, messing, offices and ancillary facilities and structures necessary therefore.

"Mining Area" means such portion of the Project Tenements as is proposed by the Final Feasibility Study to be the subject of a Mine.

"Project Tenements" means the Tenements proposed in the Final Feasibility Study to be the subject of the Project.

Words and phrases not otherwise herein defined shall, unless the context otherwise requires, have the same meaning as is ascribed to them in the Exploration and Shareholders' Agreement.

(b)           Interpretation

(i)
Words importing the singular number shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Agreement have been inserted for convenience only and shall not affect the interpretation thereof.

(ii)
All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity from the relevant statute or Section..

(iii)	Words importing any gender shall include all other genders.

(iv)
No waiver of any provision of this Agreement nor consent to any departure therefrom, by either of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default or delay on the part of either of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(v)
Where, by virtue of the provisions of this Agreement, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

(vi)
This Agreement shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

(vii)	References to Clauses are to be construed as references to Clauses of this Agreement.

(viii)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done.

2.           Warranties

The Contractor hereby warrants that:

(a)	it has or has access to the expertise and technical skills of Olympus Pacific Minerals NZ Limited necessary for the fulfillment of its obligations hereunder.

(b)	it has or will have (whether by direct employment or by secondment from a related or associated corporation) an adequate staff and workforce for the fulfillment of its obligations hereunder.

3.           Appointment

Subject to and upon the terms and conditions contained in this Agreement Owner hereby appoints the Contractor as its operator to develop and operate the Mine in accordance with the Final Feasibility Study and mining plans developed and amended by the Contractor from time to time and to deliver to the Milling Company the ore won from the Mine and the Contractor hereby accepts such appointment.

4.           Powers and Duties of Contractor

(a)	The Contractor shall be entitled to occupy the Mining Area for the purposes of fulfilling its obligations hereunder.

(b)	The Contractor shall, either itself or through such agents or contractors as it may from time to time engage, undertake and carry out the following activities:

(i)	the design, construction and commissioning of the Mine and the conduct of mining operations therein;

(ii)	the obtaining, evaluation and acceptance of quotes and tenders and the entering into of contracts for all necessary construction and development works;

(iii)	the mining, transportation, handling, loading and stockpiling of the ore mined and the delivery thereof to the Milling Company;

(iv)	the maintenance, operation and protection of such of the Owner's property as shall be in the Contractor's control or custody;

(v)	the acquiring of materials, plant, buildings, machinery, equipment and supplies;

(vi)	the engagement, dismissal, supervision and control of agents, independent contractors, experts, advisers, superintendents and engineers;

(vii)
the engagement, dismissal, supervision and control of staff and labour and the determination of the terms and conditions of their employment including the fixing and paying of their salaries, emoluments, benefits and other expenses;

(viii)
(except as may otherwise be directed by Owner) the effecting and maintenance in the name of Owner and the Contractor to the extent of their respective rights and interests, of all usual insurances appropriate in the circumstances in relation to the Mine and to all employees or agents engaged in any way in the operations on the Mine (including all necessary workers' compensation insurances) and the provision to Owner of particulars of all such insurances;

(ix)	the complying with all laws applicable to the operations including laws relating to employment and to safety and environmental protection; and

(x)
the doing of all other acts and things as may in the Contractor's judgment be necessary or advisable for efficient and economic operation of the Mine (including periodic suspension of the operation of the Mine).

(c)
The Contractor shall perform all of its obligations hereunder and conduct the operations in accordance with programmes and budgets established by it and in a good workmanlike and commercially reasonable manner and in accordance with suitable engineering and milling, procurement and purchasing methods, procedures and practices and with the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work. The Contractor shall not be liable to the Owner for any loss except due to the Contractor’s gross negligence or willful misconduct.

5.           Programmes And Budgets

As soon as possible after the execution of this Agreement, the Contractor shall adopt a work programme and capital and operating budget for the remainder of the current financial year and shall provide Owner with a copy thereof. Thereafter and not later than 1st June in each year the Contractor shall adopt a work programme and an operating budget and a capital budget for the ensuing financial year commencing on 1st July and shall provide Owner with a copy of each of such work programme and capital and operating budgets.

6.           Records, Accounts And Rights Of Inspection

(a)
The Contractor shall maintain in accordance with generally accepted industry and accounting practice full and accurate records of transactions, inventories of ore in process and in stockpile, stores, consumables, property and assets and accounts and records of all payments and receipts and all charges and credits. All such accounts and records shall at all times during the regular business hours be open to examination by Owner, its duly authorised representatives and auditors at Owner's expense.

(b)
Owner, through its servants, agents and auditors shall have the right at all reasonable times and at its risk and expense to inspect and observe the operations at the Mine Provided That the frequency or duration of such visits shall not unreasonably interfere with the normal conduct of the operations at the Mine. All site rules and regulations applying within or in respect of the Mine shall be complied with.

(c)
At the end of each financial year the Contractor shall take a physical inventory supervised by the auditors in accordance with generally accepted industry practice or other means appropriate in the circumstances.

7.           Contractor's Fees

(a)	On or about the date of this Agreement the Contractor shall invoice the Owner for all Contractor’s Exploration Costs.

(b)
At the end of each month during the period of development and operation of the Mine, the Contractor will invoice Owner with the Contractor's Development Fee in respect of the Contractor’s Development Costs during that month.

(b)
At the end of the first month after the Commercial Production Date, the Contractor will invoice the Owner for the Contractor's Operating Fee in respect of the period from the date of this Agreement to the end of such month and thereafter the Contractor will invoice the Owner at the end of each subsequent calendar month for the Contractor's Operating Fee in respect of that month.

(c)	Invoices are payable within 7 days except that the Owner is only required to pay from cash flow received from the Milling Company pursuant to the Ore Sale and Purchase Agreement.

(d)
If it appears from the audited accounts of the Contractor for any financial year that there has been either an underpayment or overpayment of the Contractor's Operating Fee or Contractor’s Development Fee for that financial year any necessary adjustment shall be made between the parties on the next payment of the Contractor's Operating Fee or Contractor’s Development Fee (as the case requires).

(e)
The parties may from time to time agree on another basis for calculation or payment of the Contractor's Operating Fee or Development Fee and any such variation whether on an ad hoc basis or for a specified duration or in respect of a specified transaction shall be in writing and shall be deemed to have been specifically incorporated in this Agreement.

8.           Term

(a)	The term of the Contractor's appointment hereunder shall commence as from the date hereof and shall continue until the Contractor determines that mining on the Mining Area has terminated.

(b)
Upon termination of its appointment the Contractor shall (subject to the requirements of any other Development and Mining Agreement between the parties hereto) transfer and surrender custody and control as Owner may direct of all Owner's property in the Contractor's custody or control pursuant to this Agreement.

(c)	Termination of this Agreement shall not affect the rights or obligations of either party which shall have accrued as at the date of termination.

9.           Authority - Indemnification

(a)
Neither the Contractor nor its directors, officers, agents and employees shall be responsible for any costs, losses, claims, damages or liabilities suffered or incurred in the discharge of its duties in accordance with this Agreement, except to the extent hereinafter provided as a result of the Contractor’s gross negligence or willful default and in respect of the ore produced the Contractor's responsibility to Owner shall cease after delivery of the ore to the Milling Company. The Contractor shall indemnify Owner and hold it harmless from and against any and all costs, losses, claims, damages and liabilities (but not consequential loss) resulting from the Contractor’s gross negligence or willful default but only to the extent that the same is not covered by insurance effected pursuant to Clause 4(b) or does not arise out of an event in respect of which Owner has directed the Contractor pursuant to Clause 4(b) not to insure.

(b)	The Contractor shall not have authority to act for or to assume any obligation or liability on behalf of Owner except such authority as is conferred on it by or pursuant to this Agreement.

10.           Assignment And Delegation

Neither party hereto may, without the consent in writing of the other party, assign its rights or obligations hereunder nor may the Contractor without the prior consent of Owner:

(a)	delegate the whole of its obligations or duties under this Agreement; or

(b)	delegate any part of its obligations or duties under this Agreement, except as authorised by this Agreement.

11.           Force Majeure

(a)
If the Contractor is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, it shall give Owner prompt notice of the force majeure with reasonably full particulars thereof and the Contractor's obligations so far as they are affected by the force majeure shall be suspended during but not longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances.

(b)
The Contractor shall use all reasonable diligence in the circumstances to remove the force majeure as quickly as practicable, save that it shall not thereby be rendered liable to settle any strike, lockout or other labour difficulty on terms not reasonably acceptable to it.

(c)	The term "force majeure" shall include:

(i)	war, whether declared or undeclared, revolution or act of public enemies;

(ii)	riot or civil commotion;

(iii)	terrorist attack;

(iv)	strike or lockout or stoppage or ban or limitation on work or restraint of labour whether at the plant, the mine, railway or port or airport or otherwise;

(v)	act of God;

(vi)	fire, flood, storm, tempest or washaway;

(vii)	act or restraint or any governmental or semi-governmental or other public or statutory authority, and

(viii)	any other cause not reasonably within the control of the Contractor.

12.           Confidentiality

(a)
Each party shall keep confidential all reports, records, and data studies made, opinions furnished, and other information obtained in the course of its activities hereunder (other than information already in the public domain or which subsequently comes into the public domain without breach hereof) and shall not disclose the same except:

(i)	as may be reasonably necessary for the proper performance of its obligations under this Agreement, or

(ii)	as may be required by law law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which it is subject wherever situated.

(b)	The provisions of Clause 12(a) shall continue to bind the Contractor for a period of twelve months from the date it has ceased to be a party to this Agreement for whatever reason.

13.           Notices

(a)
All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications (other than day to day communications between Owner and the Contractor) required or permitted to be given under this Agreement shall be in writing and may be addressed to a party at the address set forth in Clause 13(b) or to such other address as that party may have substitute therefore by notice in writing to the other party, and shall be either delivered personally or sent by telex, facsimile, telegraph or mail (postage prepaid) and shall be deemed to have been made or given in the case of telex or facsimile transmission on answerback and in the case of telegraph on the day of transmission and in the case of ordinary mail, on the fourth day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender by telex, facsimile transmission or telegraph acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it is sought.

(b)	The addresses of the parties shall, until substituted in accordance with Clause 13(a) be as follows:

Owner                              -                 [                   ]

The Contractor                              -                 [                   ]

14.           Modifications And Waivers

(a)	No modification, variation or amendment of this Agreement shall be of any force or effect unless such modification, variation or amendments is in writing and has been signed by both parties hereto.

(b)
No waiver by one Party of any one or more defaults of another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.

15.           Cost, Etc.

Each Party, shall bear its own costs in and about the preparation, execution and delivery of this Agreement and the Contractor shall bear any stamp duty hereon.

16.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

IN WITNESS whereof the parties hereto have set their hands and seals the day and year first above written.

THE COMMON SEAL of [relevant entity	]
was hereunto	)
affixed by authority of its Board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

THE COMMON SEAL of NORTH	)
BORNEO GOLD SDN BHD was	)
hereunto affixed by authority of its Board	)
of Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

SCHEDULE I

Ore Sale and Purchase Agreement

THIS AGREEMENT is made on

BETWEEN

1.	[Relevant entity(s) which own the Project Tenement(s)] (Company No. [	]), a company incorporated in Malaysia and having its registered office at [	] ("Seller"); and

2.	[	], a company incorporated in Malaysia and having its registered office at [	] (hereinafter referred to as "Buyer").

WHEREAS

A.	The Seller owns the Project Tenements on which a Mine is to be developed and operated pursuant to the Development and Mining Agreement.

B.	The Buyer has determined to proceed with the development and operation of a Mill for the purpose, inter alia, of processing ore purchased from the Seller as hereinafter provided.

NOW IT IS HEREBY AGREED AND DECLARED as follows:

1.           Definitions and Interpretation

(a)           Definitions

"Development and Mining Agreement" means the agreement so entitled made on           between the Seller and the Contractor.

"Exploration and Shareholders' Agreement" means the amended and restated exploration and shareholders’ agreement so entitled made on between, inter alia, the Seller, North Borneo Gold Sdn Bhd, Bau Mining Limited, and Olympus Pacific Minerals Limited.

"Production Cost" means all monies payable by the Seller to the Contractor under the Development and Mining Agreement.

Words and phrase not otherwise herein defined shall, unless the context otherwise requires, have the same meaning as is ascribed to them in the Exploration and Shareholders' Agreement or the Development and Mining Agreement (as the case may be).

(b)           Interpretation

(i)
Words importing the singular number shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Agreement have been inserted for convenience only and shall not affect the interpretation thereof.

(ii)
All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity  from the relevant statute or Section.

(iii)	Words importing any gender shall include all other genders.

(iv)
No waiver of any provisions of this Agreement nor consent to any departure therefrom, by either of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default of delay on the part of either of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof or the exercise of any other right, power or privilege hereunder.

(v)
Where, by virtue of the provisions of this Agreement, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or this is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

(vi)
This Agreement shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

(vii)	The Schedule to this Agreement shall be taken read and construed as an essential part of this Agreement.

(viii)	References to Clauses are to be construed as references to Clauses of this Agreement.

(ix)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done.

2.           Sale and Purchase of Ore

The Seller will sell and the Buyer will purchase all ore produced from the Seller’s Mining Area.

3.           Title

Title to ore sold and purchased hereunder shall pass to the Buyer on delivery by or on behalf of the Seller to the ore stockpile at the Mill.

4.           Price

(a)
The price to be paid by the Buyer for ore supplied to it hereunder during any month shall be such amount per tonne of ore delivered to Buyer during that month as is equal to the Production Cost for that month divided by the number of tonnes so delivered. The Seller will invoice the Buyer monthly.

(b)	The price is payable within 7 days of receipt of the Seller's invoice for ore delivered during that month.

(c)
The manner of payment is that an amount equal to the Production Costs for that month shall be paid by the Buyer direct to the Contractor (on account the Seller) to be applied by the Contractor in payment of monies owing to the Contractor under the Mining and Development Agreement.

(d)
The parties may agree from time to time on some other basis of payment for ore sold and delivered hereunder and any variation shall be in writing and shall be deemed to be specifically incorporated in this Agreement.

5.           Assignment

Neither party hereto may, without the consent in writing of the other party, assign its rights or obligations hereunder.

6.           Force Majeure

(a)
If either party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, it shall give the other party prompt notice of the force majeure with reasonably full particulars thereof and the obligations of the party giving notice, so far as they are affected by the force majeure shall be suspended during but not longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances.

(b)
The affected party shall use all reasonable diligence in the circumstances to remove the force majeure as quickly as practicable, save that it shall not thereby be rendered liable to settle any strike, lockout or other labour difficulty on terms not reasonably acceptable to it.

(c)           The term "force majeure" shall include:

(i)	war, whether declared or undeclared, revolution or act of public enemies;

(ii)	riot or civil commotion;

(iii)	terrorist attack;

(iv)	strike or lockout or stoppage or ban or limitation on work or restraint of labour whether at the Mine, mill, railway or port of airport or otherwise;

(v)	acts of God;

(vi)	fire, flood, storm, tempest or washaway;

(vii)	act or restraint or any governmental or semi-governmental or other public or statutory authority, and

(viii)	any other cause not reasonably within the control of the affected party.

7.           Confidentiality

Each party shall keep confidential all reports and records made or provided and information obtained in the course of its activities hereunder (other than information already in the public domain or which subsequently comes into the public domain without breach hereof) and shall not disclose the same except:

(a)	as may be reasonably necessary for the proper performance of its obligations under this Agreement, or

(b)	as may be required by law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which it is subject wherever situated..

8.           Notices

(a)
All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications (other than day to day communications between the Seller and the Buyer) required or permitted to be given under this Agreement shall be in writing and may be addressed to a party at the address set forth in Clause 8(b) or to such other address as that party may have substituted therefore by notice in writing to the other party, and shall be either delivered personally or sent by telex, facsimile transmission, telegraph or mail (postage prepaid) and shall be deemed to have been made or given in the case of telex or facsimile transmission on answerback and in the case of ordinary mail, on the fourth day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender with telex, facsimile transmission or telegraph acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it is sought.

(b)	The addresses of the parties shall, until substituted in accordance with Clause 8(a) be as follows:

The Seller
[Missing Graphic Reference]

The Buyer
[Missing Graphic Reference]

9.           Modifications and Waiver

(a)	No modification, variation or amendment of this Agreement shall be of any force or effect unless such modification, variation or amendment is in writing and has been signed by both parties hereto.

(b)
No waiver by one party of any one or more defaults of another party in the performance of this Agreement shall operate or be construed as a waiver of any failure default or defaults by the same party, whether of a like or of a different character.

10.           Cost, etc

Each party shall bear its own costs in and about the preparation, execution and delivery of this Agreement and the Buyer shall bear any stamp duty hereon.

11.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

IN WITNESS whereof the parties hereto have set their hands and seals the day and year first above written.

THE COMMON SEAL of [relevant entity	]
was hereunto	)
affixed by authority of its Board of	)
Directors in the presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

THE COMMON SEAL of	)
[ ] was hereunto affixed	)
by authority of its Board of Directors in the	)
presence of:	)

__________________________________	__________________________________
Director	Director/Secretary
Name (printed):	Name (printed):

SCHEDULE J

Power of Attorney over Tenements

Stamp Duty:	RM	Instrument No. L _______________
Regn. Fee:	RM	20
Total:	RM
	===========

POWER OF ATTORNEY

A POWER OF ATTORNEY given on the                                                                                     day of                                           by [Gladioli Company] a company incorporated in Malaysia under the Companies Act, 1965 with its registered office at [address] (hereinafter called “the Company”) to NORTH BORNEO GOLD SDN. BHD. (Co.No.666174-A), a company incorporated in Malaysia under the Companies Act, 1965 and having its registered office at Level 1, Lot 348, Section 50, Jalan Padungan Utara, 93100 Kuching, Sarawak, Malaysia (hereinafter called “the  Attorney”).

WHEREAS:

(1)	The Company is the [lessee/holder] of the [Mining Leases/Mining Certificates] which are more particularly described in the Schedule hereto (hereinafter called “the Mining Tenements”).

(2)
By an Amended and Restated Exploration And Shareholder’s Agreement Relating to the Bau Project   dated the          day of October 2010 between, inter alia, the Company and the Attorney (hereinafter called “the Principal Agreement”) the Company has agreed, inter alia, to allow the Attorney to undertake exploration development and mining works on the Mining Tenements subject to the terms, conditions and stipulations therein contained.

(3)	The Company has agreed to give this power of attorney pursuant to the Principal Agreement to facilitate and enable the Attorney to perform its duties and obligations under the Principal Agreement.

NOW THIS DEED WITNESSETH that the Company DOTH HEREBY APPOINT the Attorney, to the exclusion of all others, to be the true and lawful attorney of the Company for the Company and in the name of the Company or in the Attorney’s own name or otherwise as the laws for the time being in Sarawak may require to do any or all of the following acts, deeds and things, that is to say:-

1.
To search for win work and get by surface or underground operations and all other methods allowed by law and to raise wash dress smelt convert make merchantable carry away and dispose of for the Attorney’s use and benefit the minerals ores and by-products that can be lawfully obtained or obtainable from the Mining Tenements.

2.
To sink such piles and shafts to erect construct and maintain such plants structures buildings engines machinery and works and to make and construct such roads and means of transportation as may be necessary and to make use of all existing works of the before-mentioned descriptions on the Mining Tenements.

3.
To drive make and use below the surface of the Mining Tenements such adits drifts tunnels airways watercourses drains inclined planes tram and other ways and to erect any machinery or apparatus for ventilating or draining the mines and generally to do and perform all such other acts and things below such surface as the Attorney shall find necessary or convenient.

4.
To erect upon the Mining Tenements such buildings and out-houses as dwellings for workmen according to plans and upon sites to be approved by the relevant authorities having jurisdiction in relation thereto.

5.	To manage or superintend the management of the mines and their development and operations in the Mining Tenements.

6.	For any of the purposes hereto to institute carry on discontinue defend or compromise any actions or legal proceedings.

7.	To employ and retain solicitors and counsel and to obtain legal advice and assistance in relation to any matter to which the powers hereby confer may relate.

8.
To deal with all regulatory authorities and all third parties in connection with all matters pertaining to or relating to the Mining Tenements and without limiting the foregoing to apply for all renewals extensions or amendments to the Mining Tenements and to progress amend or withdraw any such application.

9.
To transfer all or any interest in the Mining Tenements to any person and grant any security interest over the Mining Tenements in each case as contemplated by or provided for in the Principal Agreement.

10.
To sign execute register or otherwise render perfect or cause to be signed executed registered and perfected according to the laws of the time being in force in Sarawak any agreement deed conveyance assurance or other instrument and any notarial act which in the opinion of the Attorney shall be expedient or necessary for any of the foregoing purpose.

11.	To appoint and remove at pleasure any substitute for or agent under the Attorney in respect of all or any of the matters aforesaid upon such terms as the Attorney shall think fit.

12.	Generally to do all such acts and things not herein specifically authorized as the Attorney may deem proper or expedient for and in relation to all or any of the purposes or matters aforesaid.

13.
To register and record this power of attorney in the proper office in Sarawak and to do and procure to be done in accordance with the laws and usages of Sarawak every act and thing whatsoever which may be requisite to make this power of attorney valid and effectual according to its purport herein expressed.

AND the Company hereby agrees to ratify and confirm whatsoever the Attorney or his substitute or agent shall lawfully do or cause to be done by virtue of this power of attorney AND HEREBY DECLARES that this power of attorney shall be irrevocable during the currency of the Principal Agreement save with the consent of the Attorney expressed in writing.

IN WITNESS WHEREOF the Company has hereunto set its Common Seal the day and year first above written.

THE COMMON SEAL of the said
[Gladioli Company] is hereunto affixed	)
by a resolution of the Board of Directors	)
thereof in the presence of :	)

__________________________________	__________________________________
Director	Director
Name:	Name:
IC No.:	IC No.:

Witness:

REGISTERED at the _________ Land Registry Office on this ________  day of ________
At ________hours.

____________________________________________________
  REGISTRAR

THE SCHEDULE HEREINABOVE REFERRED TO:

1.           Mining Lease/Mining Certificate Number:

2.           District:

3.           Locality:

4.           Position:

5.           Approximate Area: